UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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☐	Soliciting Material under Sec. 240.14a-12
________________________________________________________________________________________________________________________________
________________________________________________________________________________________________________________________________
Knight-Swift Transportation Holdings Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Stockholders

We cordially invite you to attend the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Knight-Swift Transportation Holdings Inc. (the “Company”). The meeting will take place at the Company’s corporate offices, which are located at 20002 North 19th Avenue, Phoenix, Arizona 85027, on Tuesday, May 18, 2021, at 8:30 a.m. Local Time, and at any adjournment thereof. We look forward to your attendance either in person or by proxy.

The purpose of the meeting is to:		Annual Meeting Details

1	Elect two Class I directors, each such director to serve a term of two years;	Date: Tuesday, May 18, 2021

2	Conduct an advisory, non-binding vote to approve executive compensation;	Time: 8:30 a.m. Local Time

3	Ratify the appointment of Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for fiscal year 2021;	Location: 20002 North 19th Avenue
Phoenix, Arizona 85027

4	Vote on a stockholder proposal regarding simple majority vote; and	Who Votes: Stockholders of Record on

Monday, March 22, 2021
5	Transact any other business that may properly come before the meeting.

The foregoing matters are described more fully in the accompanying proxy statement relating to the Annual Meeting. Only stockholders of record at the close of business on March 22, 2021 may vote at the meeting or any postponements or adjournments of the meeting.
April 8, 2021
By Order of the Board of Directors,
Todd Carlson, Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON MAY 18, 2021

The Company’s proxy statement for the 2021 Annual Meeting and its Annual Report to
stockholders for the fiscal year ended December 31, 2020 are available at www.knight-swift.com.
i

Letter from our Lead Independent Director

Dear Fellow Stockholders:	The responsibilities of our Lead Independent Director include:
It has been an honor to work with a dedicated and engaged group of directors that takes seriously its fiduciary role, especially during these unprecedented times. I take this opportunity to reflect on a remarkable year and provide you an update on our commitment to independent leadership, governance, and environmental and corporate responsibility.
Throughout this extraordinary year when most interactions became virtual, our Board has remained committed and connected, quickly adapting to the virtual environment. We have maintained open lines of communication, placing an emphasis on preparation and planning, and prioritizing focused and insightful meetings. We continue to believe that the diverse set of skills, backgrounds, and experiences represented on our Board provide the necessary capability for effective oversight of the business. With extensive knowledge in areas such as financial reporting, environmental, risk management, and the trucking industry, the Board provides rigorous oversight of management’s execution of the Company’s strategy in a changing world.
We remain committed to independent oversight, with approximately two-thirds of our Board being independent, and fully independent Audit, Compensation, Nominating and Corporate Governance, and Finance Committees. Furthermore, in my role as Lead Independent Director, I further support and maintain independent leadership by, among other things, leading meetings of the independent directors, facilitating communication between management and the independent directors, and helping to ensure that Board materials focus on key risk areas and oversight of strategy.
During this period of considerable change, we have relied more than ever on the resourcefulness of our people to evolve and collaborate. We are proud of the commitment and resiliency of the Company’s management and driving and non-driving associates in answering the challenges of the global pandemic. Our business results demonstrate our operational success in an uncertain and ever-changing environment. While remaining the largest and most profitable truckload carrier, we reinforced our continuing commitment to the health and welfare of our driving and non-driving associates, customers, and communities during this pandemic. Our actions included increased sanitization of properties and equipment, expanded social distancing measures and remote work where possible, and for our driving associates and shop mechanics, essential provisions and enhanced bonus opportunities.
	✓	Presiding at all executive sessions of the Board;
	✓	Coordinating the activities of the independent directors;
	✓	Providing information to the Board for consideration;
✓
Participating in setting Board meeting agendas, in consultation with the CEO and the Chairperson, and coordinating Board meeting schedules to assure that there is sufficient time for discussion of all agenda items;

	✓	Participating in the retention of outside advisors and consultants who report directly to the Board;
	✓	Requesting the inclusion of certain materials for Board meetings;
	✓	Consulting with respect to, and where practicable receiving in advance, information sent to the Board;
	✓	Calling meetings of the independent directors;
	✓	Overseeing a robust Board self-assessment process that includes written questionnaires, telephonic interviews, and feedback and follow-up with management;
	✓	Acting as liaison for stockholders between the independent directors and the Chairperson, as appropriate; and
	✓	Responding directly to stockholder and other stakeholder questions that are directed to the Lead Independent Director or the independent directors as a group, as the case may be.
Over the last year, the Board continued to provide thoughtful, forward-looking oversight as we transitioned leadership at Swift. In November, we announced that Adam Miller, Knight-Swift’s Chief Financial Officer, would also be appointed President of Swift, taking over for Acting President Kevin Knight. Mr. Knight will remain in his Executive Chairman role at Knight-Swift and focus on strategic growth. Mr. Knight had been serving as Acting President of Swift since the 2017 merger with Knight and led Swift through many achievements, delivering substantial value to our stockholders. Mr. Miller is a talented, proven leader, and the Board is confident he will continue to drive sustainable value. The Board and management continually monitor and develop executive talent to ensure a fluid transition to the next generation of leadership.

We prioritize the health and well-being of our employees and safety on the road. We have invested in measures to develop our workforce, improve the working conditions of our driving associates, and improve and maintain overall safety. These investments include electronic stability control, collision mitigation/adaptive cruise control, forward-facing cameras with feedback and coaching, real-time location-specific weather alerts, and automated safety alerts, based upon driving conditions. We provide a wide array of benefits, services, and amenities to our associates to promote a healthy lifestyle on the road and a long and successful career. Examples of these benefits are a free wellness program with biometric screenings and health coaches, telemedicine and nurse-line services available 24/7 for driving associates on the road, employee assistance program available 24/7 to support driving associates and their families with counseling, financial, and legal issues, smoking cessation programs, and onsite amenities including mini-markets with healthy food choices.
One of the areas I am most excited about as I look back on 2020, is our environmental initiatives and our new Sustainability Report. To reduce our environmental footprint, we plan to continue investing in new equipment to take advantage of improvements in tractor cab aerodynamic drag, engine efficiency, and fuel saving technologies. We plan to complete our installation of start-stop idle reduction technology in our fleet to reduce emissions. Over the long-term, we expect technologies that are currently under development, like zero-emissions vehicles, including battery electric vehicles and hydrogen fuel cell powered vehicles, will move from prototype phase to cost-effective market solutions and become meaningful contributors to reducing carbon emissions from our fleet. During 2020, we changed our governance structure by charging the Nominating and Corporate Governance Committee with oversight of the Company’s plans, policies and disclosures related to Environmental, Social, and Governance ("ESG") matters. We remain committed to reducing our environmental impact, enhancing our safety performance, and being a responsible industry leader and global citizen.
Finally, as Chair of our Nominating and Corporate Governance Committee that has oversight of cybersecurity and information security, I want to let you know that we have established an information security program with the goal of ensuring that the Company’s information assets and data, and the data of its customers and employees, are appropriately protected. The Company’s senior leadership team, including its Chief Information Officer, are responsible for the operation of the information security program and communicate regularly with the Nominating and Corporate Governance Committee on the program, including with respect to the state of the program, compliance with applicable regulations, current and evolving threats, results of the Company’s annual penetration testing and recommendations for changes in the information security program.
On behalf of the Board, we appreciate your confidence in our leadership and look forward to your support at the 2021 Annual Meeting.
Sincerely,
Kathryn Munro
Lead Independent Director

Voting Matters and Board Recommendations
Item	Proxy Proposals	Board Vote Recommendation	Page

Item 1.	Elect two Class I directors, each such director to serve a term of two years	✓ FOR	18

Item 2.	Conduct an advisory, non-binding vote to approve executive compensation	✓ FOR	43

Item 3.	Ratify the appointment of Grant Thornton as our independent registered public accounting firm for fiscal year 2021	✓ FOR	44

Item 4.	Vote on a stockholder proposal regarding simple majority vote	✗ AGAINST	46

2020 Financial Highlights
Operating Performance

✓	Total revenue of $4.7 billion

✓	Revenue, excluding trucking fuel surcharge of $4.4 billion

✓	Operating ratio of 87.9%

✓	Adjusted operating ratio of 85.3% [1]

Capital Deployment

✓	Cash flows from operations of $919.6 million

✓	Free cash flow of $531.8 million [2]

✓	Leverage ratio of 0.69 for 2020 [3]

✓	Repurchased $179.6 million of our common stock

✓	Returned $54.6 million in dividends to our stockholders

1Adjusted operating ratio is a non-GAAP financial measure defined as operating expenses, net of trucking fuel surcharge revenue and certain non-recurring items, expressed as a percentage of revenue, excluding trucking fuel surcharge revenue. See page 52 of our Form 10-K for the year ended December 31, 2020 for a non-GAAP reconciliation.
2Free cash flow is a non-GAAP financial measure defined as cash flow from operating activities, less net capital expenditures. See non-GAAP reconciliation on page 55 of this proxy statement.
3 Leverage ratio is a non-GAAP financial measure. See non-GAAP reconciliation on page 55 of this proxy statement.

Composition of Board
1 Includes tenure on Knight
or Swift Board pre-merger

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG) REPORT 2021 CORPORATE RESPONSIBILITY At Knight-Swift Transportation, we are committed to our corporate responsibilities as an industry leader and global citizen To achieve this, we are engaging in continuous improvement efforts across key areas that impact our employees, our customers, our suppliers, our shareholders and our environment Our key areas include our people, human rights advocacy programs, our environmental stewardship, and our innovation in technological advancements GREENHOUSE GAS, EMISSIONS, & AIR QUALITY Knight-Swift has established a goal to reduce CO2 emissions by 50% over the next 15 years Our commitment to environmental sustainability is also evidenced by our ongoing pursuit of aerodynamic solutions, engineering and eco technologies including investments in zero emissions vehicles pictured here We plan to continue our strategy of investing capital in new equipment to take advantage of improvements in tractor cab aerodynamic drag, engine efficiency, and developing fuel saving technologies ACCIDENT & SAFETY MANAGEMENT The commitment to highway safety has yielded outstanding results and recognition for our various companies over the years The company’s combined DOT recordable Crash Rate has declined 53% since 2018 Minor hazardous material cargo incidents down 38% from 2019-2020 COMMUNITY GIVING The Knight-Swift Charitable Foundation, the formal charitable arm of Knight-Swift Transportation, is committed to investing and supporting our employees, their families and the communities we serve $397,489 The amount of employee assistance grants provided in 2020 $240,000 The amount of scholarships provided in 2020 $710,391 The amount of community grants provided in 2020 We are proud to champion great organizations who support our communities in our home state of Arizona and across the entire United States One relationship we are extremely proud of is our partnership with the Children’s Miracle Network In 2020, grants were given to 42 hospitals in order to help address their most urgent and critical needs

v

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG) REPORT 2021 KNIGHT-SWIFT PANDEMIC RESPONSE $12 MIL Knight-Swift has invested $12,000,000 on coronavirus related relief efforts since the beginning of the pandemic. This investment included offering Personal Protective Equipment (PPE) such as face coverings, hand sanitizer and cleaning supplies to all of our employees. Early during the pandemic, when essential supplies were difficult to find, particularly for our driving associates over the road, the company’s invested millions of dollars in food, water and other essential provisions to be available for our employees in need. WORKFORCE DEVELOPMENT Our success depends on our ability to attract, retain, and develop a talented and skilled workforce. At Knight-Swift, we do this by offering learning and development opportunities to all employees through our online corporate universities. We aim to create a culture of continuous learning, where we focus on learning at every stage of an employee’s career journey. 18,720 The number of experiential classroom learning hours logged since 2016 5,900+ The number of hands on Shop training hours in 2020 1,460+ The number of self paced courses available in 2020 34,000+ The number of learners utilizing our universities in 2020 28,000+ The number of completed Shop Technician courses in 2020 465 The number of internal leadership promotions between 2018 – 2020 DIVERSITY, EQUITY & INCLUSION Attracting and retaining a diverse workforce allows us to leverage the effects of diversity to achieve a competitive business advantage, while working towards a more inclusive workplace. Starting in 2020, Knight-Swift invested in a partnership with ExecOnline and Yale School of Management to offer an executive leadership development certification program: Fostering Diversity, Equity and Inclusion. Our Women in Leadership Network works to support over 300 women in leadership positions to create an equitable and inclusive workplace culture. In 2021, Knight-Swift will introduce a LatinX Employee Resource Group (ERG) that will serve as network for employees and allies, promoting cultural diversity and professional development for its members. KNIGHT-SWIFT www.KNIGHT-SWIFT.COM

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG) REPORT 2021 CORPORATE GOVERNANCE Approximately two-thirds of our Board of Directors members are independent Regular executive sessions of independent directors Independent Audit, Compensation, Nominating and Corporate Governance, and Finance Committees Majority voting standards and resignation policy for directors in uncontested elections Annual risk oversight by full Board and Committees Robust director and key officer stock ownership guidelines, along with a key officer stock retention policy Clawback policy New director orientation program Annual CEO evaluation Director communication policy Robust lead independent director position Lead independent director authority to call meetings of the independent directors All three members of the Audit Committee qualify as audit committee financial experts Proxy access Stockholder right to call special meetings Anti-Pledging and Anti-Hedging Policy with no hardship exemption Overboarding policy Rigorous annual Board self-assessment Management and executive succession planning strategy Director compensation EXECUTIVE COMPENSATION Conservative pay policy with named executive officer and director pay targeted to the market median Direct link between pay and performance that aligns business strategies with stockholder value creation Independent c ompensation consultant retained by the Compensation Committee to advise on executive compensation matters No dividends paid on unvested stock awards Clawback policy Peer group designed to reflect companies we compete

CYBERSECURITY AND INFORMATION SECURITY REPORT 2021

Oversight of Cybersecurity and Information Security Risk by Nominating and Corporate Governance Committee
Our Board recognizes the importance of maintaining the trust and confidence of our customers, driving associates, and employees and has tasked the Nominating and Corporate Governance Committee with oversight of information security risk. The Nominating and Corporate Governance Committee is composed entirely of independent directors and therefore independently oversees information security. As a part of its objective, independent oversight of the key risks facing our company, the Nominating and Corporate Governance Committee devotes significant time and attention to data and systems protection, including cybersecurity and information security risk.
The Nominating and Corporate Governance Committee oversees management’s approach to staffing, policies, processes, and practices sufficient to effectively gauge and address cybersecurity and information security risk. Our Nominating and Corporate Governance Committee receives regular presentations and reports throughout the year on cybersecurity and information security risk. These presentations and reports address a broad range of topics, including updates on technology trends, regulatory developments, legal issues, policies and practices, the threat environment and vulnerability assessments, and specific and ongoing efforts to prevent, detect, and respond to internal and external critical threats. In addition, the Nominating and Corporate Governance Committee reviews all information security risks with management, including the Company’s Chief Information Officer, to make sure such risks are appropriately monitored, tested, and mitigated.
Additionally, the Nominating and Corporate Governance Committee receives timely reports from management on key developments and incidents across our industry, as well as specific information about peers and vendors.

Cybersecurity and Information Security Governance Highlights
•Comprehensive reporting to our Nominating and Corporate Governance Committee (both scheduled and real-time) in response to key developments.
•Multi-format reporting approach, with presentations to Nominating and Corporate Governance Committee as well as memoranda addressing key issues.
•Cross-functional approach to addressing cybersecurity risk, with Technology, Operations, Risk, Legal, and Corporate Audit functions presenting to the Nominating and Corporate Governance Committee on key topics.
•Collaborative approach, working with a wide range of key stakeholders to manage risk, and share and respond to intelligence.
•Annual penetration testing by an external expert that specializes in information technology security with results provided to the Nominating and Corporate Governance Committee.
•Annual review by the Nominating and Corporate Governance Committee of the cybersecurity insurance policy that the Company has in place, which provides coverage in the amount of $20.0 million.
•No fines, penalties, or settlements against the Company in its history for information security breaches.
•No information security breaches in the last three years.

Under the Nominating and Corporate Governance Committee’s oversight, management works closely with key stakeholders, including regulators, government agencies, peer institutions, and industry groups, and develops and invests in talent and innovative technology in order to manage cybersecurity and information security risk. Our company has information security employees across the globe, enabling us to monitor and promptly respond to threats and incidents, maintain oversight of third parties, innovate and adopt new technologies, as appropriate, and drive industry efforts to address shared cybersecurity risks. All employees, contractors, and those with access to our company’s systems receive comprehensive education on responsible information security, data security, and cybersecurity practices and how to protect data against cyber threats.

with for business and talent Appropriate balance between short and long-term compensation that discourages short-term risk taking at the expense of long-term results No re-pricing or back-dating of stock options No tax gross-up payments to cover personal income taxes relating to incentive compensation Annual CEO evaluation considered when setting CEO compensation

KNIGHT
TRANSPORTATION
142876
Knight Transportation, Inc.
US DOT 428823
Phoenix, AZ
102896
2003
2034

Proxy Statement Summary
Below are highlights of certain information in this proxy statement. As it is only a summary, it may not contain all of the information that is important to you. For more complete information, please refer to the complete proxy statement and our 2020 Annual Report before you vote. References to the “Company”, “we,” “us,” or “our” refer to Knight-Swift Transportation Holdings Inc. On September 8, 2017 (the “Merger Date”), a direct wholly owned subsidiary of Swift Transportation Company merged with and into Knight Transportation, Inc. and we became Knight-Swift Transportation Holdings Inc. (the “2017 Merger”). Unless otherwise indicated or context otherwise requires, “Knight” refers to Knight Transportation, Inc. and its subsidiaries prior to the 2017 Merger and “Swift” refers to Swift Transportation Company and its subsidiaries prior to the 2017 Merger.

2021 Annual Meeting of Stockholders	How to Cast Your Vote

Date: Tuesday, May 18, 2021	8

Time: 8:30 a.m. Local Time

Location: 20002 North 19th Avenue	Internet at www.proxyvote.com
Phoenix, Arizona 85027
)

Record Date: Monday, March 22, 2021

Voting: Stockholders as of the Record Date who hold shares registered in their names are entitled to vote. Each share of our common stock will be entitled to one vote on all matters submitted for a vote at the Annual Meeting.
calling 1-800-690-6903
*
mail return the signed proxy card
Your vote is important! Please cast your vote and play a part in the future of the Company.
The deadline for voting online or by telephone is 11:59 p.m. Eastern Time on May 17, 2021. If you vote by mail, your proxy card must be received before the Annual Meeting.
Beneficial owners, who own shares through a bank, brokerage firm or similar organization, can vote by returning the voting instruction form or by following the instructions for voting via telephone or the Internet as provided by the bank, broker or other organization. If you own shares in different accounts, or in more than one name, you may receive different voting instructions for each type of ownership. Please vote all of your shares.
If you are a stockholder of record or a beneficial owner who has a legal proxy to vote the shares, you may choose to vote in person at the Annual Meeting. Even if you plan to attend our Annual Meeting in person, please cast your vote as soon as possible.
See the “Questions and Answers About the Proxy Materials and Annual Meeting” section for more details.

Voting Matters and Board Recommendations
Item	Proxy Proposals	Board Vote Recommendation	Page

Item 1.	Elect two Class I directors, each such director to serve a term of two years	✓ FOR	18

Item 2.	Conduct an advisory, non-binding vote to approve executive compensation	✓ FOR	43

Item 3.	Ratify the appointment of Grant Thornton as our independent registered public accounting firm for fiscal year 2021	✓ FOR	44

Item 4.	Vote on a stockholder proposal regarding simple majority vote	✗ AGAINST	46

Director Nominees
Our Board of Directors (“Board”) is currently comprised of eight members. The directors are currently divided into three classes. Two Class I directors, Gary Knight and Kathryn Munro, are up for election at the Annual Meeting, and each Class I director nominee will be elected to serve until the 2023 Annual Meeting of Stockholders, or until his or her successor shall have been duly elected and qualified or his or her earlier death, resignation, or removal. Pursuant to our Certificate of Incorporation, the Board will be declassified. All directors elected, in annual meetings commencing with the 2023 Annual Meeting, will be elected annually. The following table provides summary information about each of the two Class I director nominees:

Name	Age	Professional Background	Independent	Committee Memberships	Other Current Company Boards
Class I

Gary Knight	69
Mr. Knight has served as a Vice Chairman of the board of directors of Knight since 2004, and currently serves as the Vice Chairman of the Company. Mr. Knight served as Knight’s President from 1993 to 2004, and has been one of Knight’s officers and a member of Knight’s Board since 1990. From 1975 until 1990, Mr. Knight was employed by Swift, where he was an Executive Vice President. Mr. Knight is the first cousin of Kevin Knight. The selection of Mr. Knight as a director was based upon, among other things, his significant leadership experience and knowledge of the Company. Mr. Knight’s qualifications to serve on our Board also include his extensive knowledge of the transportation industry.

			No	Executive	None

Kathryn Munro	72
Ms. Munro has served as a member of the board of directors of Knight since 2005 and currently serves as our lead independent director. She is a principal of BridgeWest, LLC, a private equity investment company specializing in wireless technology companies, a position she has held since 2003. Prior to BridgeWest, Ms. Munro spent 20 years at Bank of America Corporation where she held a variety of senior executive positions. Ms. Munro has served on the board of directors of Pinnacle West Capital Corporation, an investor owned electric utility holding company, since 2002. Ms. Munro has also served on the board of Premera Blue Cross, a privately held health insurance company, since 2007. From her distinguished career in commercial banking, Ms. Munro brings business acumen and financial knowledge to our Board and provides insightful guidance and independent leadership as our lead independent director.
			Yes (Lead Independent Director)	Nominating and Corporate Governance (Chair), Compensation, Executive	Premera Blue Cross Pinnacle West Capital Corporation

Proxy Statement

Knight-Swift Transportation Holdings Inc. Annual Meeting of Stockholders

Annual Meeting Details

é	When	Tuesday, May 18, 2021 8:30 a.m. Local Time

C	Where	20002 North 19th Ave, Phoenix, AZ 85027

☑	Who Votes	Stockholders of record on March 22, 2021

By submitting your proxy (either by signing and returning the enclosed proxy card, by voting electronically on the Internet or by telephone), you authorize David Jackson, our President and Chief Executive Officer (“CEO"), and Adam Miller, our Chief Financial Officer (“CFO”) and Treasurer, to represent you and vote your shares at the Annual Meeting in accordance with your instructions. Also, they may vote your shares to adjourn the Annual Meeting and will be authorized to vote your shares at any postponements or adjournments of the Annual Meeting.
A Notice of Internet Availability of Proxy Materials (the “Internet Notice”) will first be mailed on or about April 8, 2021, to stockholders of record of our common stock at the close of business on March 22, 2021 (the "Record Date"). The Internet Notice will instruct you as to how you may access and review the proxy materials. This proxy statement, the proxy card, and our Annual Report to Stockholders for the fiscal year ended December 31, 2020 (our “2020 Annual Report”), which collectively comprise our “proxy materials,” are first being made available to stockholders on April 8, 2021.
The information included in this proxy statement should be reviewed in conjunction with the consolidated financial statements, notes to consolidated financial statements, reports of our independent registered accounting firm, and other information included in our 2020 Annual Report that will first be made available on or about April 8, 2021, together with this notice of Annual Meeting and proxy statement, to all stockholders of record of our common stock as of the Record Date. A copy of our 2020 Annual Report will be made available free of charge on the Annual Reports section of our corporate website at www.knight-swift.com. Except to the extent it is incorporated by specific reference, our 2020 Annual Report is not incorporated into this proxy statement and is not considered to be a part of the proxy-soliciting material.

The Board of Directors and Corporate Governance
Corporate Governance Documents
In furtherance of its goals of providing effective governance of our business and affairs for the long-term benefit of stockholders, the Board has adopted Corporate Governance Guidelines in addition to charters for each of its Board committees and a Code of Business Conduct and Ethics (the “Code of Conduct”) for our directors, officers, and employees. Each of these documents is free and available for download in the corporate governance section of the Investor Relations page at www.knight-swift.com. You may also obtain a copy by writing to Knight-Swift Transportation Holdings Inc., c/o Secretary, 20002 North 19th Avenue, Phoenix, Arizona 85027.

Risk Management and Oversight

Board of Directors

We take a company-wide approach to risk management, and our full Board has overall responsibility for and oversees our risk management process on an ongoing basis. Our full Board:
• determines the appropriate risk for us as an organization;
• assesses the specific risks faced; and
•reviews the appropriate steps to be taken by management in order to manage those risks.
While the full Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas.
ó
Primary Areas of Risk Assessment:			Management
• financial and accounting risk • legal and compliance risk • technology, cyber and information security risk • human capital risk	• safety and security risk • operational and strategic risk • regulatory risk
•identifies, evaluates, and monitors on an ongoing basis strategic and inherent enterprise risks and mitigants
•annually reviews risk management process with the Nominating and Corporate Governance Committee
•regularly reports on applicable risks to the relevant committee or the full Board
•conducts additional review or reporting on risks as requested by our Board and its committees

ô
Committees
ó
Audit •oversees assessment and management of financial risks •responsible for overseeing potential conflicts of interests
Compensation
•responsible for overseeing the management of risks relating to our executive and non-executive compensation policies and practices and the incentives created by our compensation policies and practices

Finance •monitors and mitigates risks relating to our deployment of financial resources, the management of our balance sheet, and the investment of cash and other assets
Nominating and Corporate Governance
•responsible for overseeing implementation of appropriate corporate governance procedures, monitoring and overseeing the management and mitigation of operating, sustainability, cybersecurity, and information security risks, and overseeing the management of risks associated with the independence of our Board
•reviews enterprise operating risks, other than financial and internal controls risks
•responsible for oversight of our plans, policies, and disclosures related to ESG and sustainability matters

Board Self-Assessment
Our Board conducts a rigorous annual self-assessment process, as described below. The Nominating and Governance Committee annually reviews the format of the self-assessment process with advice and input from outside counsel to ensure that actionable feedback is solicited.

Composition of Board
Our Board currently consists of eight members, divided into three classes: Kathryn Munro (Class I), Gary Knight (Class I), Michael Garnreiter (Class II), Robert Synowicki, Jr. (Class II), David Vander Ploeg (Class II) Kevin Knight (Class III), David Jackson (Class III), and Roberta Roberts Shank (Class III).
Pursuant to our Certificate of Incorporation, the Board will be declassified. All directors elected, in annual meetings commencing with the 2023 Annual Meeting, will be elected annually. All directors, other than Messrs. Gary Knight, Kevin Knight, and Jackson, qualify as independent directors under the corporate governance standards of the New York Stock Exchange (“NYSE”) and the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”).
The table below provides information on the qualifications, skills, characteristics, and experience of our proposed nominees and continuing directors.

	Mr. Garnreiter	Mr. Jackson	Mr. Gary Knight	Mr. Kevin Knight	Ms. Munro	Mr. Vander Ploeg	Ms. Roberts Shank	Mr. Synowicki
Experience
$		✓	✓	✓	✓	✓		✓
Public Company Officer
2	✓	✓	✓	✓	✓	✓	✓	✓
Financial Reporting
f		✓	✓	✓		✓		✓
Industry
	✓	✓	✓	✓	✓	✓	✓	✓
Environmental
d	✓	✓	✓	✓	✓	✓	✓	✓
Risk Management
	✓	✓			✓	✓	✓	✓
Information Security
Demographic/Background
i	Yes	No	No	No	Yes	Yes	Yes	Yes
Independent
	Male	Male	Male	Male	Female	Male	Female	Male
Gender
`	19	7	31	31	17	13	6	6
Tenure (years)
6	69	45	69	64	72	62	54	62
Age (years)
The lack of a “✓” for a particular item does not mean that the director does not possess that qualification, characteristic, skill or experience. We look to each director to be knowledgeable in these areas; however, the “✓” indicates that the item is a specific qualification, characteristic, skill or experience that the director brings to the Board.

1 Includes tenure on Knight
or Swift Board pre-merger

Board Leadership Structure

We separate the offices of the Chairperson of our Board and our CEO. Currently, our Executive Chairman of the Board is Kevin Knight. Separating the offices of Chairperson and CEO allows our CEO to dedicate his full efforts to the demands and responsibilities of the CEO position, while also allowing us to benefit from Kevin Knight’s strategic oversight and considerable experience. Our Board will be free to choose the Chairperson in any way that it deems best for us at any given point in time. The duties of the Chairperson include:
•serving on the Executive Committee;
•presiding at all meetings of our Board and the stockholders at which the Chairperson is present;
•participating in setting Board meeting agendas, in consultation with the CEO and lead independent director, and coordinating Board meeting schedules to assure that there is sufficient time for discussion of all agenda items;
•collaborating with the CEO and lead independent director in determining the need for special meetings and calling any such special meeting;
•responding directly to stockholder and other stakeholder questions and comments that are directed to the Chairperson of the Board; and
•performing such other duties as our Board may delegate from time to time.

CHAIRMAN OF THE BOARD

LEAD INDEPENDENT DIRECTOR elected solely by independent directors

LEAD INDEPENDENT DIRECTOR also serves as: Nominating and Corporate Governance Committee Chair and Member of the Compensation Committee and Executive Committee	CHAIRS the chairs of all Committees, except our Executive Committee, are independent
We separate the offices of the Chairperson of our Board and our CEO. Currently, our Executive Chairman of the Board is Kevin Knight. Separating the offices of Chairperson and CEO allows our CEO to dedicate his full efforts to the demands and responsibilities of the CEO position, while also allowing us to benefit from Kevin Knight’s strategic oversight and considerable experience. Our Board will be free to choose the Chairperson in any way that it deems best for us at any given point in time. The duties of the Chairperson include:
•serving on the Executive Committee;
•presiding at all meetings of our Board and the stockholders at which the Chairperson is present;
•participating in setting Board meeting agendas, in consultation with the CEO and lead independent director, and coordinating Board meeting schedules to assure that there is sufficient time for discussion of all agenda items;
•collaborating with the CEO and lead independent director in determining the need for special meetings and calling any such special meeting;
•responding directly to stockholder and other stakeholder questions and comments that are directed to the Chairperson of the Board; and
•performing such other duties as our Board may delegate from time to time.
If the Chairperson of the Board is not an independent director, our Board’s independent directors will designate one of the independent directors on the Board to serve as lead independent director. Currently, our lead independent director is Kathryn Munro. The duties of the lead independent director include:
•presiding at all executive sessions of the Board;
•presiding at all meetings of our Board and the stockholders, where the Chairperson is not present;
•performing all duties of the Chairperson in the absence or disability of the Chairperson;
•coordinating the activities of the independent directors;
•providing information to the Board for consideration;
•participating in setting Board meeting agendas, in consultation with the CEO and Chairperson, and coordinating Board meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•participating in the retention of outside advisors and consultants who report directly to the Board;
•requesting the inclusion of certain materials for Board meetings;
•consulting with respect to, and where practicable receiving in advance, information sent to the Board;
•collaborating with the CEO and Chairperson in determining the need for special meetings and calling any such special meeting;
•calling meetings of the independent directors;
•acting as liaison for stockholders between the independent directors and the Chairperson, as appropriate;
•communicating to the CEO, together with the Chairperson of the Compensation Committee, the results of the Board’s evaluation of the CEO’s performance;
•responding directly to stockholder and other stakeholder questions and comments that are directed to the lead independent director or the independent directors as a group, as the case may be; and
•performing such other duties as our Board may delegate from time to time.
In the absence or disability of the Chairperson, the duties of the Chairperson (including presiding at all meetings of our Board and the stockholders) shall be performed and the authority of the Chairperson may be exercised by the lead independent director or another independent director designated for this purpose by our Board. The Chairperson of our Board (if he or she is an independent director) or the lead independent director may only be removed from such position with the affirmative vote of a majority of the independent directors and only for the reasons set forth in our by-laws, including a determination by a majority of the independent directors that the Chairperson or lead independent director, as the case may be, is not fulfilling his or her responsibilities in a manner that is in the best interests of the Company and its stockholders.
Board Diversity
The Company prefers a mix of background, skills, gender, and experience among its members. The Board does not follow any ratio or formula to determine the appropriate mix. Rather, it uses its judgment to identify nominees whose backgrounds, attributes, and experiences, taken as a whole, will contribute to the high standards of Board service to the Company. The effectiveness of this approach is evidenced by the directors’ participation in insightful and robust, yet mutually respectful, deliberation that occurs at Board and committee meetings. Our Board consists of 25% females, and we have been recognized by 2020 Women on Boards for our Board being comprised of at least 20% women.
Board Meetings
The Board held 6 meetings during the 2020 calendar year. During 2020, all directors attended at least 75% of the aggregate of the Board and committee meetings on which they sit.
Director Attendance at Annual Meeting
All of our then-incumbent directors attended our 2020 Annual Meeting of Stockholders. Directors are invited and encouraged to attend the Company’s annual meetings of stockholders, although we do not have a formal policy regarding director attendance at our annual meetings of stockholders.
Board Committees
Currently, our Board has an Audit Committee (AC), Compensation Committee (CC), Nominating and Corporate Governance Committee (NGC), Finance Committee (FC), and Executive Committee (EC). Each committee, except our Executive Committee, is composed entirely of independent directors, each of whom is a “non-employee director” as defined in Rule 16b-3(b)(3) under the Exchange Act and, for 2020, an “independent director” for purposes of the rules of the NYSE.
Members serve on these committees until their respective resignations or until otherwise determined by our Board. Our Board may from time to time establish other committees. Current committee memberships are as follows:

Name	AC	CC	NGC	FC	EC
Kathryn Munro (Lead Independent Director)		✓			✓
Kevin Knight (Executive Chairman of the Board)
Michael Garnreiter				✓	✓
David Jackson
Gary Knight					✓
Roberta Roberts Shank	✓
Robert Synowicki, Jr.		✓	✓	✓
David Vander Ploeg	✓		✓
✓ = Member
= Committee Chairperson

AUDIT COMMITTEE

MEMBERS
Michael Garnreiter (Chair)
Roberta Roberts Shank
David Vander Ploeg

MEETINGS IN 2020: 8
The Audit Committee members are independent and the Board has determined that each Audit Committee member is an “audit committee financial expert” within the meaning of the SEC’s regulations. Mr. Garnreiter has been designated as the audit committee financial expert
The Audit Committee Report with respect to our financial statements is on page 45.

PRIMARY RESPONSIBILITIES:
•reviews the audit plans and findings of our independent registered public accounting firm and our internal audit staff;
•reviews our financial statements, including any significant financial items and/or changes in accounting policies, with our management and independent registered public accounting firm;
•reviews, with management and our independent registered public accounting firm, our financial risk and control procedures, compliance programs, and significant tax, legal, and regulatory matters;
•has the sole discretion to appoint and oversee our independent registered public accounting firm and evaluate such firm’s independence;
•monitors compliance procedures with our internal audit department as well as oversees performance of the internal audit department;
•establishes procedures for reviewing and investigating complaints regarding accounting, internal controls, auditing matters, or other illegal or unethical acts; and
•reviews with management the Audit Committee Report for inclusion in the proxy statement filed with the SEC.

The Company has always received an unqualified opinion from its auditor, has never restated its financials, has never been untimely in its financial disclosure filings, and has not had a material weakness in its internal controls.

COMPENSATION COMMITTEE

MEMBERS
Roberta Roberts Shank (Chair)
Kathryn Munro
Robert Synowicki, Jr.

MEETINGS IN 2020: 5
The Compensation Committee members are independent.
The Compensation Committee members qualify as “non-employee directors” for purposes of Rule 16b-3 of the Exchange Act.
Pearl Meyer, the Company’s compensation consultant, is independent and no conflict of interest exists.
The Compensation Committee Report with respect to our financial statements is on page 23.

PRIMARY RESPONSIBILITIES:
•annually evaluates the performance of, determines, approves, and recommends to the Board the base salary, cash incentives, equity awards, and all other compensation for our CEO and NEOs and evaluates performance in light of goals and objectives;
•annually reviews and approves the peer group used for competitive pay comparisons;
•adopts, oversees, and periodically reviews and makes recommendations to the Board regarding the operation of all of our equity-based compensation plans and incentive compensation plans, programs, and arrangements, including establishing criteria for the terms of awards granted to participants under such plans;
•annually reviews and makes recommendations to the Board regarding the outside directors’ compensation arrangements to ensure their competitiveness and compliance with applicable laws;
•annually approve the appointment of our independent compensation consultant; and
•reviews with management the Compensation Discussion and Analysis (“CD&A”) for inclusion in the proxy statement filed with the SEC.

For 2020, the Compensation Committee retained Pearl Meyer, as its independent compensation consultant to provide advice and services such as the following:
•analysis and recommendations that inform the Compensation Committee's decisions with respect to director and executive officer compensation;
•market pay data and competitive-position benchmarking;
•analysis and input on peer group development;
•analysis and input on performance measures and goals;
•analysis and input on compensation program structure;
•an assessment of the risks under our compensation programs; and
•update on market trends and the regulatory environment as it relates to executive compensation, including corporate governance aspects.
Pursuant to SEC rules and NYSE listing standards, the Compensation Committee assessed the independence of Pearl Meyer, and concluded that no conflict of interest exists that would prevent Pearl Meyer from independently advising the Compensation Committee. In connection with this assessment, the Compensation Committee considered, among others, the following factors:
•the provision of other services to us by the firm that employs the compensation advisor;
•presiding at all meetings of our Board and the stockholders at which the Chairperson is present;
•the amount of fees received from us by the firm that employs the compensation advisor as a percentage of the total revenue of the firm;
•the policies and procedures of the firm that employs the compensation advisor that are designed to prevent conflicts of interest;

•any business or personal relationship of the compensation advisor with any member of the Compensation Committee;
•any stock in our company owned by the compensation advisor or the advisor's immediate family members; and
•any business or personal relationship of the compensation advisor or the firm employing the advisor with any of our executive officers.
Pearl Meyer did not perform other services for the Company in 2020, and would not do so without the prior consent of the Compensation Committee. Pearl Meyer's role in establishing the compensation of our named executive officers, to the extent material, are addressed under “Executive Compensation-Compensation Discussion and Analysis.”

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

MEMBERS Kathryn Munro (Chair) Robert Synowicki, Jr. David Vander Ploeg MEETINGS IN 2020: 4 The Nominating and Corporate Governance Committee members are independent.
PRIMARY RESPONSIBILITIES:
•considers and recommends the criteria, qualifications, and attributes of candidates for nomination to the Board and its committees;
•identifies, screens, and recommends qualified candidates for Board membership;
•periodically reviews and makes recommendations to the Board regarding corporate governance policies and principles;
•advises the Board with respect to the Board composition, diversity, size, attributes, procedures, and committees;
•evaluates director nominee recommendations proposed by stockholders;
•oversees the evaluation of the Board;
•considers and makes recommendations to prevent, minimize, resolve, or eliminate possible conflicts of interest;
•recommends individuals to the Board for election by the stockholders or appointment by the Board;
•reviews our Corporate Governance Guidelines and recommends proposed changes to the Board for approval;
•reviews and approves the Company’s information security program, which seeks to mitigate information security risks, including cybersecurity risks;
•oversees risks relating to: (i) our ESG strategy and reporting; (ii) public policy, including political spending policies and practices; (iii) our policies and practices related to our management of human capital resources, including talent management, culture, diversity and inclusion; and (iv) emerging issues potentially affecting the reputation of the Company; and
•reviews the Company’s sustainability program and oversees progress of sustainability initiatives.

FINANCE COMMITTEE

MEMBERS David Vander Ploeg (Chair) Michael Garnreiter Robert Synowicki, Jr. MEETINGS IN 2020: 4 The Finance Committee members are independent.
PRIMARY RESPONSIBILITIES:
•reviews and monitors the deployment of our financial resources and policies, the management of our balance sheet, and the investment of cash and other assets;
•reviews and makes recommendations to the Board regarding our operating and capital budgets and monitors actual performance against our budgets and projections;
•reviews our capital structure, liquidity, financing plans, and other treasury policies, including off-balance sheet financings;
•reviews with the Board and management our financial risk exposure relating to financing activities; and
•annually reviews the Finance Committee Charter for adequacy and compliance with the duties and responsibilities set forth therein.

Executive Committee
The Executive Committee did not hold any meetings in 2020. The Executive Committee is authorized to act on behalf of the Board when the Board is not in session, with the exception of certain actions. The Executive Committee is currently comprised of Kathryn Munro, Kevin Knight, Gary Knight, and Michael Garnreiter.

Corporate Governance Policy
Our Board has adopted Corporate Governance Guidelines to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of the Company and our stockholders. A copy of these guidelines has been posted on our website at www.knight-swift.com. Key corporate governance principles observed by the Board and the Company include:
•maintaining a Board composed of a majority of independent directors (currently approximately two-thirds of our Board is independent);
•a robust lead independent director who presides at all executive sessions of the Board and whom third parties can contact to communicate with our independent directors;
•annual risk oversight by full Board and committees;
•maintaining an independent Audit Committee with at least one financial expert and other members who are knowledgeable about financial matters (currently all three members of the Audit Committee qualify as financial experts);
•maintaining an independent Nominating and Corporate Governance Committee that is responsible for nominating qualified individuals for election to our Board and evaluating, reviewing, and planning for director tenure and succession;
•annually reviewing executive management succession planning along with maintaining at all times an evaluation and recommendation of potential successors to the Executive Chairperson, CEO, President, CFO, and other key members of executive management;
•majority voting standard and resignation policy for directors in uncontested elections;
•compensation policies for our senior executives and Board that are aligned with the interests of the Company and its stockholders and do not encourage excessive risk taking;
•overboarding policy and director tenure policy;
•regular meetings of the independent directors in executive session, not less than annually;
•Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Finance Committee comprised entirely of independent directors;

•new director orientation program and periodic ongoing director education; and
•rigorous annual Board self-assessment.
Majority Voting Standard for Director Elections
Our by-laws require that we use a majority voting standard in uncontested director elections and we have a resignation requirement under our Corporate Governance Guidelines for directors who fail to receive the required majority vote. Under the majority voting standard, a director nominee must receive more votes cast “for” than “against” for his or her election in order to be elected to the Board. If a director nominee does not receive the required number of votes, such director nominee will, within five days following the certification of the stockholder vote, tender his or her resignation for consideration by the Nominating and Corporate Governance Committee.
The Nominating and Corporate Governance Committee will consider a tendered resignation and, within 30 days following the date of the stockholders’ meeting at which the election occurred, make a recommendation to the Board concerning the acceptance or rejection of the resignation. The Board will take formal action on the Nominating and Corporate Governance Committee’s recommendation no later than 60 days following the date of the stockholders’ meeting at which the election occurred, and the Company will disclose the Board’s decision on a Form 8-K filed with the SEC. Directors shall be elected by a plurality of the votes cast at any meeting of stockholders where the number of nominees exceeds the number of directors to be elected.
Code of Business Conduct and Ethics
The Board has adopted a Code of Conduct that applies to all of our directors, officers, and employees. In addition, we maintain a Policy Governing Responsibilities of Financial Managers and Senior Officers (the “Financial Responsibilities Policy”) that applies to our executive officers (Executive Vice President or above), CFO, Chief Accounting Officer (“CAO”), Controller, and any other employee who is responsible for the management of our funds or for the operation and maintenance of our financial accounting and reporting system. The Code of Conduct and Financial Responsibilities Policy include provisions applicable to our CEO, CFO, CAO, Controller, or persons performing similar functions, which constitute a “code of ethics” within the meaning of Item 406(b) of SEC Regulation S-K. Copies of the Code of Conduct and Financial Responsibilities Policy are publicly available free of charge on our website at www.knight-swift.com.
Pursuant to SEC regulations and NYSE listing standards, we will disclose amendments to or waivers of our Code of Conduct or our Financial Responsibilities Policy in a press release, on our website at www.knight-swift.com, or in a Current Report on Form 8-K filed with the SEC, whichever disclosure method is appropriate. To date, we have not granted any waivers from our Code of Conduct to our directors or executive officers or our Financial Responsibilities Policy to the CEO, CFO, CAO, Controller, or any person performing similar functions.
Neither the Company, nor any of its directors and officers, is currently under investigation by a regulatory body. Further, no regulator has taken action against a director or officer of the Company in the past two years.
Executive Sessions of Independent Directors
Independent Board members generally meet without management present at least once per year in executive sessions. Our lead independent director presides over those meetings. Our independent directors met 2 times in 2020 without management present.
Stock Trading Policy, Anti-Pledging and Hedging Policy, and Related Matters
The Company has a Securities Trading Policy (“STP”) that sets forth terms, conditions, timing, limitations, and prohibitions with respect to trading in the Company’s securities. The STP prohibits all directors, officers, employees, and consultants from trading in the Company’s securities while in possession of material nonpublic information. Employees are also generally prohibited from engaging in puts, calls, or similar instruments relating to the Company’s securities, or selling the Company’s securities “short.” The STP also restricts directors, officers subject to Section 16 of the Exchange Act, and certain other specifically designated employees from trading in the Company’s securities during certain periods and only after they have obtained pre-clearance for trades in the Company’s securities from the Company’s General Counsel and CFO.

The Company also has adopted the Stock Pledging and Hedging Policy (“Anti-Pledging and Hedging Policy") to limit the pledging and hedging of the Company’s securities by certain individuals. The Anti-Pledging and Hedging Policy applies to the Chairperson of the Board, any Vice Chair (if a Company employee), the CEO, the President, the CFO, any other named executive officer, any Company employee who is also a member of the Board, non-employee directors (including Kevin Knight and Gary Knight), and any other employee designated by the Nominating and Corporate Governance Committee (any such person, a “Designated Person”). Designated Persons are prohibited from engaging in any pledging or hedging transaction (including zero cost collars, forward sales contracts, puts, calls, and other derivative transactions) in the Company’s common stock. The Anti-Pledging and Hedging Policy does not have a hardship exemption.
The Anti-Pledging and Hedging Policy permits Kevin Knight and Gary Knight to continue certain existing pledging and hedging transactions, with the number of shares subject to such transactions reduced by 50% on October 1, 2020, in accordance with the Anti-Pledging and Hedging Policy. During 2020, the hedging and pledging transactions involving our former director, Jerry Moyes, and entities controlled by Jerry Moyes, were settled and terminated.
Finally, the Anti-Pledging and Hedging Policy requires Designated Persons to comply with stock retention guidelines as established from time to time by the Compensation Committee. Our Stock Ownership and Retention Policy requires each non-employee director to own Company stock having a value of the lesser of (i) three times the director’s annual cash retainer and (ii) $140,000. Each non-employee director must own the required amount by the later of five years from (x) the date of adoption of our Stock Ownership and Retention Policy and (y) the director’s appointment or election to the Board. Our key officers, as designated under the policy, also must meet certain minimum stock ownership requirements.  Currently, key officers under the policy include (i) our CEO and our Executive Chairperson, who must own Company stock having a value of five times their respective base salaries; (ii) our CFO and Vice Chairperson, who must own Company stock having a value of three times their respective base salaries; and (iii) our Division Operations Officer and General Counsel who must own Company stock having a value of two times their base salary.
The Compensation Committee of the Board can designate other key officers who will be subject to the policy. Key officers must achieve such ownership by the later of eight years from (x) the adoption of our Stock Ownership and Retention Policy and (y) their appointment to the applicable office.  Until an individual complies with the stock ownership guidelines, as outlined above, the individual is required to retain (i) any shares owned or purchased by the individual, including stock purchased through the Company’s stock purchase plan or any deferred compensation or 401(k) plan, but excluding any stock purchased on the open market, and (ii) any net shares that remain following the payment of exercise prices and tax obligations related to the exercise of stock options and the payment of tax obligations following the vesting of restricted stock unit and restricted stock grants until the guidelines are satisfied (collectively, the “Covered Shares”).
Pledged and hedged shares are excluded from the calculation of the director and officer retention amounts. Vested and unvested stock options are not included in the calculation of the guidelines prior to exercise, and, after exercise, only those retained shares that represent net profit shares, (shares after payment of the exercise price and all taxes) are included. Key officers must retain at least 50% of Covered Shares for two years after the date the Covered Shares are earned. All of our directors and officers are currently in compliance with the Stock Ownership and Retention Policy.
Communications with Directors by Stockholders and Other Interested Parties
Stockholders and other interested parties may communicate directly with any member or committee of the Board by writing to: Knight-Swift Transportation Holdings Inc. Board of Directors, c/o Secretary, 20002 North 19th Avenue, Phoenix, Arizona 85027. Please specify to whom your letter should be directed. Our Secretary will review all such correspondence and regularly forward to the Board a summary and copies of all such correspondence that, in his or her opinion, deals with the functions of the Board or its committees or that he or she otherwise determines requires the attention of any member, group, or committee of the Board. Board members may at any time review a log of all correspondence received by us that is addressed to Board members and request copies of any such correspondence.

Nomination of Director Candidates
The Nominating and Corporate Governance Committee will consider recommendations for director nominations proposed by stockholders. To recommend a prospective director candidate for the Nominating and Corporate Governance Committee’s consideration, stockholders may submit the candidate’s name, qualifications, and other relevant biographical information in writing to: Knight-Swift Transportation Holdings Inc., Nominating and Corporate Governance Committee, c/o Secretary, 20002 North 19th Avenue, Phoenix, Arizona 85027. Our by-laws require stockholders to give advance notice of stockholder proposals, including nominations of director candidates. For more information, please see “Stockholder Proposals” in this proxy statement.
The Nominating and Corporate Governance Committee assesses a director nominee’s judgment, integrity, independence, management, and business skills and experience (particularly with public companies and companies in our industry or other industries related to our business), prominence and reputation in his or her profession, concern for the interests of our stockholders, knowledge of corporate governance issues and board functions, commitment to attend and actively participate in meetings and related Board activities, other commitments and responsibilities, and such other factors as the Nominating and Corporate Governance Committee determines are appropriate in light of our needs and the needs of our Board. Exhibit “A” of the Nominating and Corporate Governance Committee Charter and our Corporate Governance Guidelines also set forth additional criteria and guidelines the Nominating and Corporate Governance Committee may consider when selecting director nominees.
Upon identifying and selecting qualified director nominee candidates, the Nominating and Corporate Governance Committee then submits its director nominee selections to our full Board for consideration. We historically have not paid a fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees, but may consider doing so in the future.
The Board is responsible for recommending director candidates for election by the stockholders and for appointing directors to fill vacancies or newly created directorships. The Board has delegated the screening and evaluation process for director candidates to the Nominating and Corporate Governance Committee, which identifies, evaluates, and recruits qualified director candidates and recommends them to the Board. The Nominating and Corporate Governance Committee considers potential candidates for director, who may come to the attention of the Nominating and Corporate Governance Committee through current directors, management, professional search firms, stockholders, or other persons. The Nominating and Corporate Governance Committee considers and evaluates a director candidate recommended by a stockholder in the same manner as a nominee recommended by a Board member, management, search firm, or other sources.
Our by-laws provide for “proxy access,” which provides a means for our stockholders who have retained and hold a sufficient ownership position in the Company to include stockholder-nominated director candidates in our proxy materials for annual meetings of stockholders. The proxy access provision in our by-laws allows any stockholder (or group of up to 20 stockholders) that has continuously owned at least 3% or more of the Company’s issued and outstanding common stock, for three years preceding the date of submission of the qualified nomination notice (and continues to own at least such amount through the date of the annual meeting), to nominate candidates for election to the Board and require the Company to list such nominees in the Company’s proxy statement for its annual meeting of stockholders, subject to certain procedural and information requirements. Our by-laws also provide procedures for nominations of persons for election to our Board by stockholders who comply with certain timely notice and form procedures set forth therein.

Compensation Committee Interlocks and Insider Participation
None of the current members of the Compensation Committee have been, or are, one of our officers or employees. In 2020, no member of our Compensation Committee had any relationship or transaction with the Company that would require disclosure as a “related person transaction” under Item 404 of SEC Regulation S-K.
During 2020, none of our executive officers served as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of another entity, an executive officer of which served as a member of our Board or Compensation Committee.

Relationships and Related Party Transactions
Our Audit Committee has established written policies and procedures relating to the review and approval or ratification of any transaction, or any proposed transaction, in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any “related person” (as that term is defined in Instruction 1 to Item 404(a) of SEC Regulation S-K) had or will have a direct or indirect material interest, referred to as an “interested transaction.”
Upon review of the material facts of all interested transactions, the Audit Committee will either approve, ratify, or disapprove the interested transactions, subject to certain exceptions, by taking into account, among other factors it deems appropriate, whether the terms are arm’s length and the extent of the related person’s interest in the transaction.  No director may participate in any discussion or approval of an interested transaction for which he or she, or his or her relative, is a related party.  If an interested transaction will be ongoing, the Audit Committee may establish guidelines for our management to follow in its ongoing dealings with the related party and then at least annually must review and assess ongoing relationships with the related party.  Compensation of executive officers, which may involve an “interested transaction,” is reviewed and approved by the Compensation Committee.
The following table presents our “interested transactions” with our related persons in 2020:

	Provided by the Company	Received by the Company
	(in thousands)
Freight Services:
Central Freight Lines ¹	$7,837	$—
SME Industries ¹	56	—
Total	$7,893	$—
Facility and Equipment Leases:
Central Freight Lines ¹	$70	$369
Other Affiliates ¹	11	229
Total	$81	$598
Other Services:
Central Freight Lines ¹	$427	$—
DPF Mobile ¹	—	58
Other Affiliates ¹	15	35
Total	$442	$93

As of December 31, 2020, receivables and payables pertaining to these related party transactions were:

	Company Receivable	Company Payable
	(in thousands)
Central Freight Lines¹	$133	$—
DPF Mobile	—	41
Other Affiliates¹	2	10
Total	$135	$51

1Entities affiliated with former Board member Jerry Moyes include Central Freight Lines, SME Industries, Compensi Services, and DPF Mobile. "Other affiliates" includes entities that are associated with various board members and executives and require approval by the Board prior to completing transactions. Transactions with these entities generally include freight services, facility and equipment leases, equipment sales, and other services.
•Freight Services Provided by Knight-Swift - The Company charges each of these companies for transportation services.
•Freight Services Received by Knight-Swift - Transportation services received from Central Freight represent less-than-truckload freight services rendered to haul parts and equipment to Company shop locations.
•Other Services Provided by Knight-Swift - Other services provided by the Company to the identified related parties include equipment sales and miscellaneous services.
•Other Services Received by Knight-Swift - Consulting fees, diesel particulate filter cleaning, sales of various parts and tractor accessories, and certain third-party payroll and employee benefits administration services from the identified related parties are included in other services received by the Company.

As of December 31, 2020 the ownership percentage of Jerry Moyes and related affiliates fell below the threshold requiring related party disclosure.
In addition, certain members of our officers’ families are employed on the same terms and conditions as non-related employees, several of whom are considered related persons due to their familial relationship with one or more of Kevin Knight (our Executive Chairman), Gary Knight (our Vice Chairman), and David Jackson (our President and CEO). These related persons were Larry Knight and Keith Knight (brothers of Kevin Knight), Cory Webster (brother-in-law of Gary Knight), Glen Thomas (brother-in-law of David Jackson), and Tyson Hintz (son-in-law of Kevin Knight). The aggregate total compensation paid to these individuals in 2020 was $2,274,746. This amount includes any equity awards granted to such individuals in 2020, valued as of the grant date in accordance with FASB ASC Topic 718, cash vehicle allowances, or use of company vehicles.  Based on the fact that these individuals are employed on the same terms and conditions as non-related employees, the Audit Committee ratified these transactions.

Proposal No. 1:
Election of Directors
The Company’s by-laws provide that the number of directors shall not be less than three, with the exact number to be fixed by the Board. Directors are currently divided into three classes, with each class serving a three-year term. However, pursuant to our amended Certificate of Incorporation, the Board will be declassified. All directors elected in annual meetings commencing with the 2023 Annual Meeting will be elected annually.
Directors are elected by a majority of votes cast with respect to each director, provided that the number of nominees does not exceed the number of directors to be elected, in which case the directors will be elected by the vote of a plurality of the shares represented in person or by proxy at any stockholder meeting.
The stockholders of the Company elect at the annual meeting successors for directors whose terms have expired. The Board appoints members to fill new membership positions and vacancies in unexpired terms on the Board.
Our Board has nominated Mr. Gary Knight and Ms. Kathryn Munro as Class I directors to hold office for a term of two years, expiring at the close of the 2023 Annual Meeting, or until their successors are elected and qualified or until their earlier resignation or removal. The Board believes that these directors are well-qualified and experienced to direct and manage the Company’s operations and business affairs and will represent the interests of the stockholders as a whole, as described in the biographical information for each of these nominees, as of the Record Date, set forth below under the heading “Nominees for Class I Director.”
There are no arrangements or understandings between any of the Class I director nominees and any other person pursuant to which any of such director nominees were selected as a nominee. If any director nominee becomes unavailable for election, which is not anticipated, the named proxies will vote for the election of such other person as the Board may nominate, unless the Board resolves to reduce the number of directors to serve on the Board and thereby reduce the number of directors to be elected at the Annual Meeting.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
FOR
EACH OF THE DIRECTOR NOMINEES LISTED HEREIN

Nominees for Class I Director
If elected at the Annual Meeting, the term of each Class III director expires at the 2023 Annual Meeting of Stockholders.
Kathryn Munro (72)
Ms. Munro has served as a member of the board of directors of Knight since 2005 and currently serves as our lead independent director. She is a principal of BridgeWest, LLC, a private equity investment company specializing in wireless technology companies, a position she has held since 2003. Prior to BridgeWest, Ms. Munro spent 20 years at Bank of America Corporation where she held a variety of senior executive positions. Ms. Munro has served on the board of directors of Pinnacle West Capital Corporation, an investor owned electric utility holding company, since 2002. Ms. Munro has also served on the board of Premera Blue Cross, a privately held health insurance company, since 2007. From her distinguished career in commercial banking, Ms. Munro brings business acumen and financial knowledge to our Board and provides insightful guidance and independent leadership as our lead independent director.
Gary Knight (69)
Mr. Knight has served as a Vice Chairman of the board of directors of Knight since 2004, and currently serves as the Vice Chairman of the Company. Mr. Knight served as Knight’s President from 1993 to 2004, and has been one of Knight’s officers and a member of Knight’s Board since 1990. From 1975 until 1990, Mr. Knight was employed by Swift, where he was an Executive Vice President. Mr. Knight is the first cousin of Kevin Knight. The selection of Mr. Knight as a director was based upon, among other things, his significant leadership experience and knowledge of the Company. Mr. Knight’s qualifications to serve on our Board also include his extensive knowledge of the transportation industry.

Continuing Class II Directors
The term of each Class II director expires at the 2022 Annual Meeting of Stockholders.
Michael Garnreiter (69)
Mr. Garnreiter has served as a member of the board of directors of Knight since 2003. Mr. Garnreiter served as treasurer of Shamrock Foods Company, a privately held manufacturer and distributor of foods and food-related products, from 2012 until his retirement in December 2015. From 2010 until 2012, Mr. Garnreiter was a managing director of Fenix Financial Forensics LLC, which provides financial analysis, forensic accounting, litigation support, and other dispute resolution services. Mr. Garnreiter is also the Chairman of the board of directors and chair of the audit committee of Axon International (formerly, Taser International, Inc.), a manufacturer of non-lethal protection devices; chair of the audit and governance committees for Amtech Systems, Inc., a supplier of horizontal diffusion furnace systems; and Chairman of the board of directors of Banner Health Systems, a nonprofit multistate hospital system based in Phoenix, Arizona. Mr. Garnreiter began his career with Arthur Andersen LLP in 1974 after graduating with a Bachelor of Science degree in accounting from California State University at Long Beach, ultimately serving as a senior audit partner. Mr. Garnreiter is a Certified Public Accountant and is a Certified Fraud Examiner. As a member of our Board, Mr. Garnreiter offers financial, accounting, and managerial expertise gained from the various executive and supervisory roles he has held throughout his career. In addition, the experience acquired through Mr. Garnreiter’s positions as a director of several publicly traded and privately held companies benefit the Company, the Board, and our stockholders.
David Vander Ploeg (62)
Mr. Vander Ploeg has served on the board of directors of Swift since 2009. He currently serves as President of Dutchman Advisors, LLC, a management consulting and private investment company. Mr. Vander Ploeg is the retired Executive Vice President and CFO of School Specialty, Inc., a distributor of products, and curriculum solutions in the education marketplace, where he served from 2008 until December 2013. In January 2013, School Specialty filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code. Prior to that role, Mr. Vander Ploeg spent 24 years at Schneider National, Inc., a provider of transportation and logistics services and was Executive Vice President and CFO from 2004 until his departure in 2007. Prior to joining Schneider, Mr. Vander Ploeg was a senior auditor for Arthur Andersen. Mr. Vander Ploeg currently serves on the boards of directors of Energy Bank, Inc., a designer and manufacturer of LED lighting, and Bellin Psychiatric Hospital. Mr. Vander Ploeg holds a Bachelor of Science degree in accounting and a Master’s degree in business administration from the University of Wisconsin-Oshkosh. Mr. Vander Ploeg’s qualifications to serve on our Board include his extensive experience in the transportation and logistics services industry and his past public company and finance and audit experience provide us with valuable insight on public company governance practices.
Robert Synowicki (62)
Mr. Synowicki has served on the board of directors of Knight since February 2016. Mr. Synowicki served in multiple roles with Werner Enterprises, Inc., a publicly traded national trucking company, for over 25 years, most recently serving as Executive Vice President of Driver Resources from 2010 until December 2015, where he oversaw recruitment and other critical professional driver initiatives. In addition, Mr. Synowicki served as Chief Financial Officer, Chief Operating Officer, and Chief Information Officer at various times during his career with Werner. Mr. Synowicki has also served as a member of the Board of the American Trucking Associations and the Truckload Carriers Association. Mr. Synowicki is a Certified Public Accountant (inactive) and currently serves on the board of directors of Blue Cross Blue Shield - Nebraska, as Finance Committee Vice Chairman and a member of the Audit Committee. He earned a Bachelor of Science degree in Biology and a Bachelor of Science in Business Administration, Accounting from the University of Nebraska. The Board believes Mr. Synowicki provides financial and accounting expertise, past public company expereience, and valuable industry insight and perspective by virtue of his many years of leadership experience in the industry.
Continuing Class III Directors
The term of each Class III director expires at the 2023 Annual Meeting of Stockholders.
Kevin Knight (64)
Mr. Knight has served as the Chairman of the board of directors of Knight since 1999 (including as the Executive Chairman since January 2015) and served as the CEO of Knight from 1993 through December 2014, and currently serves as a full time executive officer of the Company in his role as Executive Chairman.

He has been one of our officers and directors since 1990. From 1975 to 1984 and again from 1986 to 1990, Mr. Knight was employed by Swift, where he served as Executive Vice President and President of Cooper Motor Lines, Inc., a former Swift subsidiary. Mr. Knight is the first cousin of Gary Knight. The selection of Mr. Knight as a director was based, among other things, upon his extensive experience in business operations and exemplary executive leadership since Knight’s founding. Mr. Knight also has exhibited commendable dedication to our financial and operating performance.
David Jackson (45)
Mr. Jackson has served as the Chief Executive Officer of Knight and Knight-Swift, and a member of the board of directors of Knight since January 2015. He has served as the President of Knight and Knight-Swift, since February 2011. Mr. Jackson previously served as Knight’s Chief Financial Officer from 2004 until 2012. He has been with Knight since 2000. Mr. Jackson served as Knight’s Treasurer from 2006 to 2011 and Knight’s Secretary from 2007 to 2011. Prior to his appointment as the CFO, Mr. Jackson served in several positions at Knight between 2000 and 2004. The selection of Mr. Jackson as a director was based, among other things, upon his extensive transportation, leadership, and finance experience and his deep understanding of the Knight culture and commitment to maintaining our financial and operating performance. Mr. Jackson holds a Bachelor of Science degree in Global Business and Finance from Arizona State University.
Roberta Roberts Shank (54)
Ms. Roberts Shank was appointed to the board of directors of Knight in February 2016. Ms. Roberts Shank currently serves as the Chief Executive Officer, President, and director of Chas Roberts A/C and Plumbing, Arizona’s largest residential air conditioning installer, a position she has held since 2000. For her role at Chas Roberts, Ms. Roberts Shank was named the 2014 CEO of the Year by the ACE Awards, in addition to previously being named one of Arizona’s most dynamic women in business, winning the Greater Phoenix Chamber of Commerce Impact Award. Ms. Roberts Shank has also served on the Board of AMERCO, North America’s largest “do-it-yourself” moving and storage operator through its subsidiary, U-Haul International, Inc., since December 2019, previously serving on their Advisory Board. In addition, Ms. Roberts Shank has served in multiple civic and community roles, including the Boys and Girls Club of Metro Phoenix and the City of Phoenix planning commission. The Board believes Ms. Roberts Shank’s extensive executive-level leadership and business experience through a variety of economic environments makes her a valuable asset for the Board and the Company.

Director Compensation
We pay only non-employee directors for their services as directors. Directors who are also officers or employees of the Company are not eligible to receive any of the compensation described below. For 2020, non-employee directors were eligible for the following compensation:

	Member		Additional Cash Retainer for Lead Independent Director/Committee Chair Cash Retainer
Compensation Element
Board Service Cash Retainer	$60,000	[1]	$22,500
Equity Award Annual Equity Grant	$95,000	[1]	—
Committee Service Cash Retainer
Audit	$10,000		$15,000
Compensation	$7,500		$12,500
Nominating and Corporate Governance	$6,000		$10,000
Finance	$5,000		$6,000
Executive	—		—
Meeting Fees	None
1 Annual retainer to each director of $155,000, payable up to $60,000 in cash and at least $95,000 common stock.
No additional retainers are paid to the members or the Chairperson of the Executive Committee. No other fees are paid for attendance at Board or committee meetings, except for reimbursement of expenses to attend Board and committee meetings.
The following table provides information for the fiscal year ended December 31, 2020, regarding all plan and non-plan compensation awarded to, earned by, or paid to, each person who served as a director for 2020.

	Fees Earned or Paid in Cash	Stock Awards Cash Value [1]	All Other Compensation	Total
Director:
Michael Garnreiter	80,000	94,970	—	174,970
Kathryn Munro	80,000	114,993	—	194,993
Roberta Roberts Shank	62,500	114,993	—	177,493
Robert Synowicki, Jr.	78,500	94,970	—	173,470
David Vander Ploeg	82,000	94,970	—	176,970
1The amounts shown reflect the aggregate grant date fair value of stock awards granted to non-employee directors during 2020, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). The grant date fair value for common stock was measured based on the closing price of our common stock on the date of grant. Ms. Munro and Ms. Roberts Shank each elected to receive her annual retainer as $115,000 of common stock and $40,000 in cash.

Management
Executive Officers
The following table sets forth the names, ages, and positions of our current executive officers, as of the Record Date. Biographies for our executive officers are also provided below, except for David Jackson and Kevin Knight, whose biographies are given under “Continuing Class III Directors” and Gary Knight, whose biography is given under “Nominees for Class I Director.”

Name	Age	Position
David Jackson	45	President and CEO
Adam Miller	40	CFO and Treasurer, President of Swift
Kevin Knight	64	Executive Chairman
Gary Knight	69	Vice Chairman
Todd Carlson	61	General Counsel and Secretary
James Fitzsimmons	49	Executive Vice President of Operations of Swift
Cary Flanagan	48	Senior Vice President and Chief Accounting Officer
Timothy Harrington	51	Executive Vice President of Sales of Swift
Michael Liu	48	Executive Vice President of Operations of Knight
Kevin Quast	55	Chief Administrative Officer
James Updike, Jr.	48	Executive Vice President of Sales and Marketing of Knight
Adam Miller (40)
Mr. Miller joined Knight in 2002. In November 2020, Mr. Miller was appointed President of Swift and following the merger with Swift in September 2017, Mr. Miller was appointed as the CFO of Knight-Swift Transportation Holdings Inc. Before the merger, he served as CFO for Knight from 2012, and also served as the Secretary and Treasurer from 2011. Prior to becoming CFO of Knight, Mr. Miller served as the Senior Vice President of Accounting and Finance from 2011 to 2012 and as Controller of Knight Refrigerated, LLC, a subsidiary of Knight, from 2006 to 2011. Prior to his appointment as Controller of Knight Refrigerated, LLC, Mr. Miller served in several other accounting and finance positions at Knight since 2002. Mr. Miller earned his Bachelor of Science degree in Accounting from Arizona State University and is a Certified Public Accountant in the state of Arizona.
Todd Carlson (61)
Mr. Carlson has served as our General Counsel and Secretary since September 2017. Prior to his current position, Mr. Carlson served as the General Counsel of Knight since 2007. Prior to joining Knight, Mr. Carlson was Vice President and Corporate Counsel at Swift from 1991 to 2007. Mr. Carlson received his Bachelor of Science degree in Accounting from the University of Nebraska and earned his Juris Doctor degree from the University of Nebraska College of Law. Mr. Carlson is admitted to practice law in the State of Arizona.
James Fitzsimmons (49)
Mr. Fitzsimmons has served as the Executive Vice President of Operations of Swift since September 2018. Mr. Fitzsimmons joined Swift in 1993 and has held several leadership positions within customer services, sales, and operations. Prior to his current position, Mr. Fitzsimmons served as Regional Vice President of Swift from 2006 to January 2018 and Senior Vice President of Operations beginning in January 2018. He graduated with a bachelor’s degree in Business Management from Arizona State University.
Cary Flanagan (48)
Mr. Flanagan has served as our Senior Vice President and Chief Accounting Officer since September 2017. Prior to his current position, Mr. Flanagan served as Swift’s Vice President and Corporate Controller from 2008 to September 2017 and as its Director of Financial Reporting at Swift from 2006 to 2008. Prior to joining Swift, Mr. Flanagan served in various accounting positions from 1994 to 2006, including as an Audit Manager with KPMG LLP (“KPMG”) from 2000 to 2004 and an Audit Senior at Perkins & Co. from 1996 to 2000. Mr. Flanagan earned his Bachelor’s degree in Accounting from the University of Puget Sound and is a Certified Public Accountant.
Timothy Harrington (51)
Mr. Harrington has served as the Executive Vice President of Sales of Swift since April 2018. Prior to his current position, Mr. Harrington served as the Regional Vice President of Sales of Swift from 2016 to April 2018 and Vice President of Network Operations of Swift from 2011 to 2016. Mr. Harrington earned his Bachelor's degree in English from the University of South Dakota.
Michael Liu (48)
Mr. Liu joined Knight in 2000. Mr. Liu has served as the Executive Vice President of Operations of Knight since 2017. Prior to his current position, Mr. Liu served as the Regional Vice President of Operations for West Dry Van and West Refrigerated at Knight from 2016 to 2017 and Regional Vice President of Operations for West Dry Van from 2010 to 2016. Mr. Lieu earned his Bachelor of Science degree in Business Management form the University of Phoenix.

Kevin Quast (55)
Mr. Quast joined Knight in 1996. He was appointed as Chief Administrative Officer in November of 2020, following his role as Chief Operating Officer at Swift beginning September of 2017 after the completion of the merger of Swift and Knight. He served as Executive Vice President and Chief Operations Officer of Knight from 2011 until the 2017 Merger. Prior to his service as Executive Vice President and Chief Operations Officer of Knight, Mr. Quast served at Knight as the Business Unit Leader for the Southeast from 2010 to 2011. Prior to his appointment as Business Unit Leader for the Southeast, Mr. Quast served in several senior sales and operations positions at Knight in the Southeast region since 2001 and in various other operating departments since 1996. Mr. Quast earned his Bachelor’s degree in Mandarin Chinese and Asian Studies from Brigham Young University.
James Updike, Jr. (48)
Mr. Updike joined Knight in 1996. He has served as Executive Vice President of Sales and Marketing at Knight since 2011. Prior to his appointment as Executive Vice President of Sales and Marketing, Mr. Updike served as Vice President of Sales at Knight Refrigerated, LLC, a subsidiary of Knight, since 2006 and as General Manager beginning in 2008. Prior to joining Knight Refrigerated, LLC, Mr. Updike served in several sales management and operations positions at Knight since 1996. Mr. Updike earned his Bachelor’s degree in Marketing and Finance from Utah State University.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2020.
This report is submitted by the Compensation Committee.
Roberta Roberts Shank - Chairperson
Kathryn Munro
Robert Synowicki, Jr.
The foregoing Compensation Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference to any Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates this report.

Executive Compensation
Compensation Discussion and Analysis
Executive Summary
We are North America's largest and most profitable truckload carrier and provider of transportation solutions, which include multiple truckload, intermodal, and logistics services using a nationwide network of business units and terminals in the U.S. and Mexico to serve customers throughout North America. In addition to our truckload services, we also contract with third-party capacity providers to provide a broad range of services to our customers while creating quality driving jobs for our driving associates and successful business opportunities for independent contractors. Our senior management team did an exceptional job of leading through the challenges of the COVID-19 pandemic, delivering the following results in 2020:

2020 Financial Highlights
Operating Performance

✓	Total revenue of $4.7 billion

✓	Revenue, excluding trucking fuel surcharge of $4.4 billion

✓	Operating ratio of 87.9%

✓	Adjusted operating ratio of 85.3% [1]

Capital Deployment

✓	Cash flows from operations of $919.6 million

✓	Free cash flow of $531.8 million [2]

✓	Leverage ratio of 0.69 for 2020 [3]

✓	Repurchased $179.6 million of our common stock

✓	Returned $54.6 million in dividends to our stockholders

1Adjusted operating ratio is a non-GAAP financial measure defined as operating expenses, net of trucking fuel surcharge revenue and certain non-recurring items, expressed as a percentage of revenue, excluding trucking fuel surcharge revenue. Adjusted operating income is a non-GAAP financial measure defined as revenue, net of trucking fuel surcharge revenue, minus operating expenses, net of trucking fuel surcharge revenue and certain non-recurring items. See our Form 10-K for the year ended December 31, 2020 beginning on page 52 for a non-GAAP reconciliation.
2Free cash flow is a non-GAAP financial measure defined as cash flow from operating activities, less net capital expenditures. See non-GAAP reconciliation on page 55 of this proxy statement.
3Leverage ratio is a non-GAAP financial measure. See non-GAAP reconciliation on page 55 of this proxy statement.
Beginning April 13, 2020 and continuing through July 10, 2020, in support of the Company’s initiatives to reduce costs in the second quarter of 2020 when the impact of the COVID-19 pandemic was expected to be most significant, our Chief Executive Officer, Chief Financial Officer, Executive Chairman, and Vice Chairman elected to voluntarily reduce their base salaries by approximately 20% each. The temporary reduction in base salary did not affect any other items of compensation and will not modify rights under outstanding compensation arrangements.
Our 2020 compensation plan was based on a conservative pay policy with executive officer pay targeted to the market median and was designed to appropriately award our executive officers for these results and the stockholder value they created by directly linking pay and performance. The goals of our 2020 compensation program were to:
•incentivize executives to continue to improve Swift's margins to a level consistent with Knight's margins;
•motivate pursuit of our business initiatives, including diversification;
•encourage sustained earnings growth, which was accomplished through performance-based cash and equity awards;
•retain an executive team that we were confident would continue to be the best team in the industry in maximizing stockholder value; and
•promote a seamless transition of leadership at Swift.

Our 2021 compensation design has a similar structure because the Compensation Committee believes the plan design:
•is competitive with our peer group and primary competitors for talent, as we target overall compensation at the market median for our executive as a group, while allowing for exceptions based on experience and individual performance;
•attracts and retains our talented executives that have produced industry-leading results, which encourages a smooth transition of leadership, such as the transition of leadership at Swift from Kevin Knight to Adam Miller during 2020;
•provides stability through conservative, but competitive base salary, which ensures reasonable base pay if targets are not met, mitigating the need for excessive risk-taking;
•aligns our executives’ interests with our corporate strategies, our business objectives, and the long-term interests of our stockholders, with 60% of our long-term incentives comprised of performance-based awards;
•reinforces value creation and strong pay-for-performance alignment; and
•enhances our executives’ focus on and incentive to take actions designed to increase our stock price and maximize stockholder value over time, without undue risk.

2021 Compensation Plan Highlights
✓	Conservative pay policy with named executive officer and director pay targeted to the market median
✓	Peer group designed to reflect companies we compete with for business and talent
✓	Direct link between pay and performance that aligns business strategies with stockholder value creation
✓	Appropriate balance between short- and long-term compensation that appropriately focuses on both growth and return while discouraging short-term risk taking at the expense of long-term results
✓	Independent compensation consultant retained by the Compensation Committee to advise on executive compensation matters
✓	Independent Compensation Committee
✓	Clawback policy
✓	Anti-Pledging and Hedging Policy limiting the pledging and hedging of the Company’s securities by certain individuals with no hardship exemption
✓	Vesting periods of less than twelve months prohibited for most awards under our Omnibus Plan
✓	No re-pricing or back-dating of stock options
✓	No dividends paid on unvested stock awards
✓	Robust key officer stock ownership and retention guidelines
✓	Omnibus Plan requires double trigger vesting upon change of control
✓	No tax gross-up payments
The following graphs illustrate the allocation of primary compensation elements for our CEO and our other named executive officers in 2020. At-risk compensation represents (i) target cash bonuses under our 2020 annual cash bonus plan, plus (ii) the value of performance-based restricted stock units, calculated by multiplying the number of shares subject to such awards by the grant date fair value computed in accordance with FASB ASC Topic 718, plus (iii) the value of time-vested restricted stock units, calculated by multiplying the number of shares subject to such awards by the closing price of our common stock on the grant date. We consider time-vested restricted stock units to be at-risk, given changes in stock price over the three-year vesting period combined with the required employment provisions. See Summary Compensation Table, Grants of Plan-Based Awards Table, and the footnotes thereto for additional detail.

Named Executive Officers for 2020
The following individuals were our named executive officers for 2020:

Name	Position
David Jackson	President and CEO
Adam Miller	CFO and Treasurer, President of Swift
Kevin Knight	Executive Chairman
Gary Knight	Vice Chairman
Todd Carlson	General Counsel and Secretary
Overview and Philosophy of Compensation
Our Compensation Committee is responsible for:
•reviewing and approving corporate goals and objectives relevant to the compensation of our CEO;
•evaluating the performance of our CEO in light of those goals and objectives; and
•determining and approving the compensation level of our CEO based upon that evaluation.
The Compensation Committee is also responsible for reviewing annually the compensation of our other executive officers and determining whether that compensation is reasonable under existing circumstances. In making these determinations, the Compensation Committee seeks to ensure that the compensation of our executive officers aligns their interests with the interests of our stockholders and the Company. The Compensation Committee reviews and approves all forms of incentive compensation, including cash bonuses, stock option grants, stock grants, restricted stock unit (“RSU”) grants, performance-based restricted stock unit (“PRSU”) grants, and other forms of incentive compensation granted to our executive officers.
The Compensation Committee considers the advice and recommendations of Pearl Meyer, our independent compensation consultant. Pearl Meyer provides analysis and recommendations regarding market pay data and competitive-position benchmarking, peer group development, performance measures and goals, program structure, incentive and equity plan design, and the regulatory environment and Company policies as they relate to executive compensation. Pearl Meyer also reviews compensation goals and priorities with our CEO, our Executive Chairman, and our CFO as part of providing advice and recommendations for the Compensation Committee.Pearl Meyer reviewed our 2020 compensation plan design and performed benchmarking analysis, and found that our overall total direct compensation for our named executive officers as a group was at the competitive median. See Benchmarking Compensation for additional information.

Elements of 2020 Executive Compensation
Our compensation program for 2020 includes the following components:

Element	Form	Time Horizon	Primary Objectives and Link to Value Creation
Base Salary	Cash	Annual	Attract and retain our named executive officers with fixed cash compensation to provide stability that allows our named executive officers to focus their attention on business objectives and ensures reasonable base pay if targets are not met to discourage excessive risk-taking
Annual Cash Bonus	Cash	Annual	Focus and motivate our named executive officers to achieve annual corporate financial and operating goals with opportunity for upside based on exceptional performance, but with payout capped to curtail behavior focused on short-term gain
Performance-Based Long-Term Incentives	PRSUs	Three-year performance period
Focus and motivate our named executive officers to achieve long-term corporate financial and operating goals and superior stockholder returns relative to our peer group

Total stockholder return modifier provides direct focus on incremental value creation and relative performance metrics reinforce our objective of out-performing our peers

New awards are granted annually to mitigate the risk of focusing on one specific time period

PRSUs comprise 60% of our long-term incentives

Time-Based Long-Term Incentives	RSUs	Ratable three-year vesting
Encourage retention of our named executive officers and promote stability among senior management as we transition to the next generation of leadership

Time-vested RSUs comprise 40% of our long-term incentives

Other Compensation	Other Benefits	N/A	Limited personal benefits such as 401(k) and vehicle allowance We provide an air travel allowance to Mr. Kevin Knight.
Each element of compensation for 2020 is discussed below.
Base Salary
During 2020, our named executive officers’ base salaries were as follows:

Name	Effective January 1, 2020 to November 7, 2020[1]	Effective November 8, 2020 to December 31, 2020
David Jackson	$800,000	$875,000
Adam Miller	$650,000	$750,000
Kevin Knight	$950,000	$950,000
Gary Knight	$450,000	$450,000
Todd Carlson	$425,000	$450,000
1In support of the Company’s initiatives to reduce costs in the second quarter of 2020 when the COVID-19 impact was expected to be most significant, our Chief Executive Officer, Chief Financial Officer, Executive Chairman, and Vice Chairman elected to voluntarily reduce their base salaries, commencing April 13, 2020 and continuing through July 10, 2020. During this period, annualized salaries were reduced to the following amounts: David Jackson, $640,000; Adam Miller, $520,000; Kevin Knight, $760,000; and Gary Knight, $360,000. The temporary reduction in base salary did not affect any other items of compensation and will not modify rights under outstanding compensation arrangements.
Annual Cash Bonus
In February 2020, the Compensation Committee approved our cash bonus plan for 2020 (the “2020 Cash Bonus Plan”) pursuant to our Amended and Restated 2014 Omnibus Incentive Plan. In May 2020, the Second Amended and Restated 2014 Omnibus Incentive Plan (the “Omnibus Plan”) was approved by our stockholders, which increased the number of shares of common stock available for issuance under the Omnibus Plan, extended the term of the Omnibus Plan, and amended certain provisions of the Omnibus Plan to comply with best practices. Under the 2020 Cash Bonus Plan, certain of our employees, including our named executive officers, were eligible to earn incremental cash bonuses upon satisfaction of 2020 performance targets related to adjusted operating income growth and adjusted trucking operating ratio. The Compensation Committee believes including the adjusted trucking operating ratio in both the short-term and long-term performance incentive metrics reinforces the importance of adjusted trucking operating ratio in stockholder value creation. The use of this metric has helped drive our Knight and Swift management teams to improve operating performance, including the Swift truckload operating segment generating an Adjusted operating ratio of 74.1% in the fourth quarter of 2020, while the Knight trucking operating segment generated an Adjusted operating ratio of 78.9% in the fourth quarter of 2020.
The Compensation Committee established a target bonus potential, expressed as a percentage of year-end annualized base salary, for each of our named executive officers as follows:

Name	Target Bonus Potential
David Jackson	100%
Adam Miller	75%
Kevin Knight	100%
Gary Knight	75%
Todd Carlson	60%
With input from Pearl Meyer, the 2020 performance targets were reviewed and approved by the Compensation Committee after consultation with Messrs. Jackson, Miller, and Kevin Knight.
2020 Cash Bonus Payout and Performance Target Range — The payout ranges and related 2020 performance targets under the 2020 Cash Bonus Program are summarized below:

Adjusted Operating Income Growth 1 2		Adjusted Trucking Operating Ratio 2
		>93.0%	<93.0%-91.0%	<91.0%-89.0%	<89.0%-87.0%	<87.0%-85.0%	<85.0%
	<-15.0%	0%	0%	0%	0%	0%	0%
	>-15.0% - -10.0%	0%	20%	40%	60%	80%	100%
	>-10.0% - -5.0%	0%	40%	60%	80%	100%	120%
	>-5.0% - 0%	0%	60%	80%	100%	120%	140%
	>0% - 5.0%	0%	80%	100%	120%	140%	160%
	>5.0%-10.0%	0%	100%	120%	140%	160%	180%
	>10.0%	0%	120%	140%	160%	180%	200%
1Adjusted operating income is defined as consolidated total revenue, net of trucking fuel surcharge, less consolidated total operating expenses, net of trucking fuel surcharge. Adjusted operating income growth is calculated by taking 2020 adjusted operating income less 2019 adjusted operating income, divided by 2019 adjusted operating income.
2Both the adjusted operating income growth and adjusted trucking operating ratio targets could be adjusted by the Compensation Committee to omit the effects of extraordinary items, acquisitions or dispositions, unusual, one-time or non-recurring items, amortization of intangibles, cumulative effects of changes in accounting principles, and similar items or transactions.
3Adjusted trucking operating ratio is the adjusted operating ratio (total trucking adjusted operating expenses, net of trucking fuel surcharge and intersegment transactions, divided by total trucking revenue, net of trucking fuel surcharge and intersegment transactions) for our Trucking segment.
The Compensation Committee viewed the 2020 performance targets as reflecting a range of performance that was challenging yet reasonable, with the upper end of the range reflecting a significant accomplishment. Each year, the Compensation Committee reviews and adjusts one or more of the performance targets to set goals that are achievable yet uncertain, and that the Compensation Committee believes will motivate our senior management team to continue to improve operating performance and create value for our stockholders. In some years, the performance metric relating to adjusted trucking operating ratio may be substantially similar to prior years’ targets, reflecting our position as a top performer in the industry and our goal to remain the most profitable truckload carrier in the industry.
In February 2021, the Compensation Committee assessed performance under the 2020 Cash Bonus Program and determined that the adjusted operating income growth was 23.4% and the adjusted trucking operating ratio was 83.0%, resulting in the following payouts to our named executive officers after the release of our 10-K for the year ended December 31, 2020:

Name	Payout	% of Target
David Jackson	$1,750,000	200%
Adam Miller	$1,125,000	200%
Kevin Knight	$1,900,000	200%
Gary Knight	$675,000	200%
Todd Carlson	$540,000	200%
Also, in October 2020, Mr. Carlson was awarded a one-time cash bonus of $15,000 to Mr. Carlson in recognition of his work on closing our October 1, 2020 purchase of 21.0% of the equity interests of a transportation-related company, complementary to our suite of services.
Long-Term Incentives
In November 2020, the Compensation Committee approved the following grants of PRSUs and RSUs to the named executive officers under the Omnibus Plan:

	Target Performance-Based Long-Term Incentives (60% of Grant)		Target Time-Based Long-Term Incentives (40% of Grant)		Total Target Long-Term Incentives (in Dollars) [1]
Name	No. of PRSUs	Target (in Dollars) [1]	No. of RSUs	Target (in Dollars) [1]
David Jackson	47,226	$1,950,000	31,484	$1,300,000	$3,250,000
Adam Miller	26,156	$1,080,000	17,437	$720,000	$1,800,000
Kevin Knight	43,594	$1,800,000	29,062	$1,200,000	$3,000,000
Gary Knight	11,624	$480,000	7,750	$320,000	$800,000
Todd Carlson	8,718	$360,000	5,812	$240,000	$600,000
1The number of PRSUs and RSUs granted was determined by taking the applicable target (in dollars) divided by the closing price of our common stock on the grant date ($41.29). Please refer to the Summary Compensation Table and the Grants of Plan Based Awards table below for details regarding the fair value of these awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”).
The PRSUs have a three-year performance period commencing January 1, 2021, and ending December 31, 2023.The performance targets for the one-half of the PRSUs relate to the compound annual growth rate in adjusted earnings per share (“Adjusted EPS CAGR”) and adjusted trucking operating ratio (the “Company Performance PRSUs”). The Compensation Committee believes that the Adjusted EPS CAGR goal creates a focus on sustained growth, and, as previously noted, including the adjusted trucking operating ratio in both the short-term and long-term performance incentive metrics reinforces the importance of adjusted trucking operating ratio in value creation. In addition, adjusted trucking operating ratio is the most widely understood measure of operating performance in our industry by our employees, driving associates, peers, and investors. The Compensation Committee believes the use of this widely understood measure in both the annual and long-term incentive plan helps to align our employee performance at all levels with our overarching goal of creating stockholder value, as well as holding our senior management team accountable for our results.
The performance targets for the other one-half of the PRSUs relate to the ranking of the Company’s Total Revenue CAGR and the Company’s Return on Net Tangible Assets compared to a relative peer group of public truckload carriers selected by the Compensation Committee (the “Relative Performance PRSUs”). The peer group for the Relative Performance PRSUs consists of the following public truckload carriers (collectively, the “Performance Peer Group”):

Covenant Logistics Group, Inc.	Heartland Express, Inc.
Marten Transport, Ltd.	Schneider National, Inc.
USA Truck Inc.	U.S. Xpress Enterprises, Inc.
Werner Enterprises, Inc.
The Compensation Committee believes the Relative Performance PRSUs reinforce the Company’s objective of out-performing its peers. With input from Pearl Meyer, the PRSU performance targets were reviewed and approved by the Compensation Committee after consultation with Messrs. Jackson, Miller, and Kevin Knight. The PRSU performance targets do not reflect any opinion or projection of management concerning Adjusted EPS CAGR or adjusted trucking operating ratio expectations for the performance period.

2020 PRSU Payout and Performance Range — The payout range and related performance goals for the Company Performance PRSUs are summarized below:

Adjusted EPS CAGR		Adjusted Trucking Operating Ratio
		>94.0%	<94.0%-92.0%	<92.0%-90.0%	<90.0%-88.0%	<88.0%-86.0%	<86.0%
	<-4.0%	0%	0%	0%	0%	0%	0%
	>-4.0% - 1.5%	0%	20%	40%	60%	80%	100%
	>1.5% - 1.0%	0%	40%	60%	80%	100%	120%
	>1.0% - 3.5%	0%	60%	80%	100%	120%	140%
	>3.5% - 6.0%	0%	80%	100%	120%	140%	160%
	>6.0%-8.5%	0%	100%	120%	140%	160%	180%
	>8.5%	0%	120%	140%	160%	180%	200%
Differences in the adjusted trucking operating ratio target between the short-term and long-term incentive plans are due to the extended nature of the long-term incentive performance period, where the Compensation Committee’s goal is to motivate the management team to remain the most profitable truckload carrier in the industry while accounting for the cyclical nature of the industry over the performance period.
The payout range and related performance goals for the Relative Performance PRSUs are summarized below.

Return on Net Tangible Assets		CAGR Total Revenue Growth (%)
	Rank	8	7	6	5	4	3	2	1
	8	0%	0%	0%	0%	10%	20%	35%	50%
	7	0%	0%	0%	10%	20%	30%	45%	60%
	6	0%	0%	0%	25%	35%	50%	60%	75%
	5	0%	25%	35%	45%	55%	70%	85%	100%
	4	25%	40%	55%	70%	85%	100%	110%	125%
	3	40%	55%	70%	85%	100%	115%	130%	150%
	2	60%	70%	80%	100%	115%	130%	150%	175%
	1	75%	85%	95%	110%	125%	150%	175%	200%

The number of PRSUs earned will be increased by 25% if our compound annual total stockholder return (“TSR”) exceeds the 75th percentile of the Benchmarking Peer Group (as defined below) over the performance period. Conversely, the number of PRSUs earned will be decreased by 25% if our TSR is below the 40th percentile of the Benchmarking Peer Group for the performance period. The TSR for the Company and for any peer will be determined by the annual compound growth rate between the average stock price of each company in the Benchmarking Peer Group for the 60 trading days prior to the grant date, and the average stock price of each company in the Benchmarking Peer Group for the final 60 trading days of the performance period, with dividends reinvested at the closing stock price of the applicable stock on the date the dividend is declared. The Compensation Committee believes the TSR modifier provides direct focus on incremental value creation. An independent third party verifies the TSR at the end of the performance period.
The actual number of restricted shares earned pursuant to this grant of PRSUs will be determined following the conclusion of the performance period based upon actual performance relative to the performance targets, and any earned restricted shares will vest on January 31, 2023.
The time-based RSUs vest in three installments as follows: 33% on January 31, 2022, 33% on January 31, 2023, and 34% on January 31, 2024. In determining to grant time-based equity awards, the Compensation Committee considered, among other things, the important role of RSUs in encouraging long-term retention of an executive team that is managing the largest truckload carrier in North America.
2017 PRSU Vesting
In November 2017, Messrs. Jackson, Miller, Kevin Knight, Gary Knight, and Carlson were granted 23,286, 8,538, 46,572, 6,986, and 2,329 PRSUs, respectively (the “2017 PRSUs”). The 2017 PRSUs were subject to vesting upon achievement of certain levels of Adjusted EPS CAGR and Adjusted Trucking Operating Ratio during a performance period starting on January 1, 2018 and ending on December 31, 2020, as follows:

% Grant Earned	Adjusted EPS CAGR	Adjusted Trucking Operating Ratio
20%	>0.0%	<95.0%
200%	>25.0%	<87.0%

The number of PRSUs earned would be increased by 25% if the Company’s compound annual TSR exceeded the 75th percentile of the peer group over the performance period. Conversely, the number of

PRSUs earned would be decreased by 25% if the Company’s TSR is below the 40th percentile of the peer group for the performance period. Any shares earned would vest on January 31, 2021.
In January 2021, the Compensation Committee determined, and an independent third party verified, that for the performance period (i) the Adjusted EPS CAGR was 25.53%, (ii) the Adjusted Trucking Operating Ratio was 84.9%, and (iii) the Company’s TSR was below the 40th percentile of the peer group. Accordingly, on January 31, 2021, Messrs. Jackson, Miller, Kevin Knight, Gary Knight, and Carlson received 34,929, 12,807, 69,858, 10,479, and 3,494, shares with respect to the 2017 PRSUs, respectively. Mr. Kevin Knight’s shares settled in cash.
Compensation Decisions for 2021
In February 2021, the Compensation Committee approved our cash bonus plan for 2021 (the “2021 Cash Bonus Plan”) pursuant to our Omnibus Plan. Under the 2021 Cash Bonus Plan, certain of our employees, including our named executive officers, are eligible to earn incremental cash bonuses upon satisfaction of 2021 performance targets related to adjusted operating income growth and adjusted trucking operating ratio. The structure of the 2021 Cash Bonus Plan is substantially similar to the 2020 Cash Bonus Plan, with each named executive officer’s target bonus potential remaining the same except for Adam Miller, whose target bonus potential was increased to 85% of base salary, and Todd Carlson, whose target bonus percentage was increased to 65% of base salary.
Tax Deductibility Under Section 162(m)
Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation greater than $1 million paid for any fiscal year to certain executive officers. For taxable years beginning after December 31, 2017, this limit applies to performance-based compensation that was previously eligible for exclusion from the $1 million deduction limit, unless the compensation is eligible for grandfathering under the tax law changes.
Benchmarking Compensation
The Compensation Committee uses a peer group of companies (the "Benchmarking Peer Group") to assess whether our compensation programs are competitive in structure and amount. Our executive compensation is not determined by any formula or ranking within the Benchmarking Peer Group. However, as previously noted, our total stockholder return compared to the total stockholder return of a separate but similar Performance Peer Group does affect the payout percentage and vesting under our PRSUs.
The Compensation Committee, with the advice of Pearl Meyer, considers several criteria to determine our Benchmarking Peer Group from time to time, such as whether companies (i) are in the same or similar lines of business, (ii) compete for the same customers with similar products and services, (iii) have comparable financial characteristics that investors view similarly, (iv) consider us a peer, (v) would be considered our peer by proxy advisory services, (vi) compete with us for talent, and (vii) are within a reasonable range in terms of percentile rank with the Company in key financial metrics, such as revenue, total assets, asset intensity, and market capitalization. Our Benchmarking Peer Group for 2020 was as follows:

C.H. Robinson Worldwide, Inc.	Old Dominion Freight Line, Inc.
Forward Air Corporation	Ryder System, Inc.
Heartland Express, Inc.	Saia, Inc.
Hub Group, Inc.	Schneider National, Inc.
J.B. Hunt Transport Services, Inc.	Werner Enterprises, Inc.
Kansas City Southern	XPO Logistics, Inc.
Landstar System, Inc.
Based on publicly available data as of year-end 2020, the Company is positioned relative to the Benchmarking Peer Group as follows: at approximately the 63rd percentile in total revenue, the 80th percentile in total assets, and the 61st percentile in market capitalization, and its total direct compensation for its executive officers as a group is at the competitive median. The Company’s larger size relative to the peer median results is due to the fact that finding companies of comparable size with a similar business is challenging given the Company’s position as one of the country’s largest trucking firms. During 2021, the Compensation Committee, with the assistance of Pearl Meyer, will review the Benchmarking Peer Group again for continued relevancy.

Risk Considerations Regarding Compensation
We believe that the structure of our executive compensation program provides an appropriate mix of cash, equity, and other compensation, with our program sufficiently weighted toward incentive compensation to appropriately link pay with performance. Each element of compensation has been designed and is administered in a manner intended to minimize potential risks to the Company:
•base salary is targeted at the competitive median and designed to ensure a reasonable base pay in the event incentive targets are not met to discourage excessive risk-taking;
•our incentive compensation is comprised of 60% performance-based long-term incentives to align the interests of our executive officers and stockholders by focusing on long-term, sustained value creation, with three-year vesting consistent with market practice and supporting a long-term orientation, as well as a new long-term incentive cycle commencing annually to avoid focusing on one particular time period; and
•our short-term incentive compensation program is designed with metrics that are aligned with our operating strategy, with payout capped to discourage behavior oriented toward short-term gain. We believe that our executive compensation program aligns the interests of named executive officers with those of the Company’s stockholders. Moreover, we have determined that any risks arising from the Company’s compensation policies and practices for all of its employees are not reasonably likely to have a material adverse effect on the Company.
Stock Ownership and Retention Policy
Our Stock Ownership and Retention Policy requires our key officers, as designated under the policy, to meet certain minimum stock ownership requirements. Currently, our named executive officers have the following ownership requirements under the Stock Ownership and Retention Policy:

Name	Executive Retention Amount
David Jackson	5x Base Salary
Adam Miller	3x Base Salary
Kevin Knight	5x Base Salary
Gary Knight	3x Base Salary
Todd Carlson	2x Base Salary
Our Stock Ownership and Retention Policy also requires key officers, including our named executive officers, to retain at least 50% of certain shares for two years after the date they are earned, as more fully described under the heading “The Board of Directors and Corporate Governance-Stock Trading Policy, Anti-Pledging and Hedging Policy, and Related Matters.” All of our named executive officers are currently in compliance with the Stock Ownership and Retention Policy.
Hedging and Pledging Policy
Our Anti-Pledging and Hedging Policy limits the pledging and hedging of the Company’s securities by certain individuals, including our named executive officers. The Anti-Pledging and Hedging Policy permits Kevin Knight and Gary Knight to continue certain existing pledging and hedging transactions, with the number of shares subject to such transactions reduced by 50% on October 1, 2020, in accordance with the Anti-Pledging and Hedging Policy. The Anti-Pledging and Hedging Policy does not have a hardship exemption. The Anti-Pledging and Hedging Policy is more fully described under the heading “The Board of Directors and Corporate Governance-Stock Trading Policy, Anti-Pledging and Hedging Policy, and Related Matters.”
Clawback Policy
In the event of a significant financial restatement (including an event specified in Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), or other applicable law, we may require, to the fullest extent permitted by applicable law, that an employee covered by the policy, including our named executive officers, forfeit or reimburse us for any incentive-based compensation (including cash- and equity-based incentive compensation) paid or granted to such employee at any time during the performance period relating to the applicable incentive-based compensation, in the sole and absolute discretion of the Compensation Committee. The Clawback Policy has a three year look-back period.

Summary Compensation Table
The following table summarizes the compensation earned by our named executive officers in the fiscal years noted.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) [1]	All Other Compensation ($) [2]	Total ($)
David Jackson President and CEO	2020	767,019	—	3,302,829[3]	—	1,750,000	14,850	5,834,698
	2019	800,000	—	3,031,040	—	800,000	14,740	4,645,780
	2018	749,193	—	2,823,794	—	1,600,000	13,600	5,186,587
Adam Miller CFO and Treasurer, President of Swift	2020	628,462	—	1,829,250[3]	—	1,125,000	17,082	3,599,794
	2019	650,000	—	1,667,078	—	487,500	14,032	2,818,610
	2018	480,565	—	1,540,273	—	975,000	10,132	3,005,970
Kevin Knight Executive Chairman	2020	898,846	—	3,048,792[3]	—	1,900,000	275,710	6,123,348
	2019	950,000	—	3,031,040	—	950,000	275,560	5,206,600
	2018	919,149	—	3,080,478	—	1,900,000	262,931	6,162,558
Gary Knight Vice Chairman	2020	425,769	—	812,971[3]	—	675,000	20,334	1,934,074
	2019	450,000	—	808,257	—	337,500	20,184	1,615,941
	2018	413,617	—	821,456	—	675,000	13,384	1,923,457
Todd Carlson General Counsel and Secretary	2020	445,673	15,000[4]	609,708[3]	—	540,000	16,868	1,627,249

1The amounts represent the amount earned in such year under our short-term cash incentive plan, notwithstanding the year in which it was paid. See “Compensation Discussion and Analysis - Elements of 2020 Executive Compensation - Annual Cash Bonus” for further information.
2Refer to the All Other Compensation table for more detailed information about compensation reported in this column.
3These amounts represent the aggregate grant date fair value of time-vested RSUs and PRSUs granted on November 30, 2020. Messrs. Jackson, Miller, Kevin Knight, Gary Knight, and Carlson received 31,484, 17,437, 29,062, 7,750, and 5,812 time-vested RSUs and 47,226, 26,156, 43,594, 11,624, and 8,718 PRSUs, respectively. The fair value of the RSUs was computed in accordance with FASB ASC Topic 718, which was $41.29 per share, the closing price of our common stock on the grant date. The fair value of the PRSUs was computed in accordance with FASB ASC Topic 718, which was $42.41 per share. The amounts for the PRSUs reflect our accounting expense to be recognized over the vesting period of the PRSUs awarded, and do not necessarily correspond to the actual value that will be recognized by the named executive officers. The number of shares ultimately issued pursuant to the PRSUs granted in 2020 varies depending upon the satisfaction of performance conditions and stockholder return conditions relative to our peer group identified in the grant. The $42.41 per share grant date fair value reflects the probable outcome of the stockholder return conditions pursuant to the Monte Carlo Simulation Valuation model. The stated grant date fair value for the PRSUs further assumes that the performance conditions will be achieved at the target level. Assuming both the performance conditions and stockholder return conditions are achieved at the highest level, and using a per share grant date fair value equal to the closing price of our common stock on the grant date ($41.29), the grant date fair value of the PRSUs would be $4,874,904, $2,699,953, $4,499,991, $1,199,887, and $899,916 for Messrs. Jackson, Miller, Kevin Knight, Gary Knight, and Carlson, respectively. It would not be appropriate to use the $42.41 per share grant date fair value for purposes of this assumed maximum achievement of the PRSUs granted in 2020 because the $42.41 per share grant date fair value already accounts for the probable outcome of the stockholder return conditions under the Monte Carlo Simulation Valuation model. For additional information on the valuation assumptions with respect to the grants, refer to Note 21, Stock-based Compensation, of our consolidated financial statements as provided in our Form 10-K for the year ended December 31, 2020, as filed with the SEC.
4Represents a one-time cash bonus in recognition of Mr. Carlson's work on closing our October 1, 2020 purchase of 21.0% of the equity interests of a transportation-related company, complementary to our suite of services.

All Other Compensation Table

Name	Year	Perquisites and Other Personal Benefits ($) [1]	Contributions to 401(k) Plan ($) [2]	Total ($)
David Jackson	2020	12,000[3]	2,850	14,850
Adam Miller	2020	8,532[3]	8,550	17,032
Kevin Knight	2020	267,160[4]	8,550	275,710
Gary Knight	2020	11,784[3]	8,550	20,334
Todd Carlson	2020	8,318[3]	8,550	16,868
1This column represents the total amount of perquisites and other personal benefits provided to the named executive officer. Each perquisite and personal benefit is valued on the basis of the aggregate incremental cost to the Company.
2Represents matching 401(k) plan contributions.
3For each of these named executive officers, the amount represents compensation for vehicle allowance.
4Of the total disclosed amount for Kevin Knight, $17,160 is attributable to his vehicle allowance and $250,000 is attributable to his air travel allowance. The air travel allowance was computed based on the amount paid by the Company to Kevin Knight for such perquisite.
Grants of Plan-Based Awards
The following table provides estimated information about non-equity and equity plan-based awards that were granted to the named executive officers in 2020.

Name	Grant Date	Award Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards [1]			Estimated Future Payouts Under Equity Incentive Plan Awards [2]			All Other Stock Awards: Number of Shares of Stock or Units (#) [3]	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David Jackson	—	—	175,000	875,000	1,750,000	—	—	—	—	—
	11/30/2020	11/03/2020	—	—	—	1,771	47,226	118,065	—	2,002,855[4]
	11/30/2020	11/03/2020	—	—	—	—	—	—	31,484	1,299,974[5]
Adam Miller	—	—	112,500	562,500	1,125,000	—	—	—	—	—
	11/30/2020	11/03/2020	—	—	—	981	26,156	65,390	—	1,109,276[4]
	11/30/2020	11/03/2020	—	—	—	—	—	—	17,437	719,974[5]
Kevin Knight	—		190,000	950,000	1,900,000	—	—	—	—	—
	11/30/2020	11/03/2020	—	—	—	1,635	43,594	108,985	—	1,848,822[4]
	11/30/2020	11/03/2020	—	—	—	—	—	—	29,062	1,199,970[5]
Gary Knight	—	—	67,500	337,500	675,000	—	—	—	—	—
	11/30/2020	11/03/2020	—	—	—	436	11,624	29,060	—	492,974[4]
	11/30/2020	11/03/2020	—	—	—	—	—	—	7,750	319,998[5]
Todd Carlson	—	—	54,000	270,000	540,000	—	—	—	—	—
	11/30/2020	11/03/2020	—	—	—	327	8,718	21,795	—	369,730[4]
	11/30/2020	11/03/2020	—	—	—	—	—	—	5,812	239,977[5]
1Represents the range of potential cash payments under the annual performance bonuses that Messrs. Jackson, Miller, Kevin Knight, Gary Knight, and Carlson could have earned under the 2020 Cash Bonus Plan, as described under the heading “Compensation Discussion and Analysis - Elements of 2020 Executive Compensation - Annual Cash Bonus.” For awards under the 2020 Cash Bonus Plan, (i) Messrs. Jackson, Miller, Kevin Knight, Gary Knight, and Carlson had bonus potentials of 100%, 75%, 100%, 75%, and 60% of year-end annualized base salary, respectively, (ii) threshold was set at 20% of the bonus potential, (iii) target was set at 100% of the bonus potential, and (iv) maximum was set at 200% of the bonus potential. Based on 2020 performance, Messrs. Jackson, Miller, Kevin Knight, Gary Knight, and Carlson earned a cash bonus of 200% of their respective cash bonus potential.
2These columns represent the potential shares issuable in connection with 2020 PRSUs for each of Messrs. Jackson, Miller, Kevin Knight, Gary Knight, and Carlson under the Amended Omnibus Plan, for which target awards were approved by the Compensation Committee on November 3, 2020, as described under the heading “Compensation Discussion and Analysis-Elements of 2020 Executive Compensation-Long-Term Incentives.” The threshold was set at 3.75% of target and maximum was set at 250% of target. The PRSUs were granted at target and will not be earned, and the actual number of PRSUs finally earned will not be finally determined, until the expiration of the three-year performance period on December 31, 2023. The number of shares ultimately earned will vest on January 31, 2024, subject to certain conditions set forth in the grant agreement.

3Represents an award of RSUs under the Amended Omnibus Plan. The RSUs vest in three installments as follows: 33% on January 31, 2022; 33% on January 31, 2023; and 34% on January 31, 2024.
4The amount disclosed represents the aggregate grant date fair value of the PRSUs granted in 2020 computed in accordance with FASB ASC Topic 718, which was $42.41 per share. These amounts reflect our accounting expense to be recognized over the vesting period of the PRSUs granted in 2020, and do not necessarily correspond to the actual value that will be recognized by the named executive officer. The number of shares ultimately issued pursuant to the PRSUs varies depending upon the satisfaction of performance conditions and stockholder return conditions relative to our peer group identified in the grant. The $42.41 per share grant date fair value reflects the probable outcome of the stockholder return conditions pursuant to the Monte Carlo Simulation Valuation model. The stated grant date fair value for the PRSUs further assumes that the performance conditions will be achieved at the target level. For additional information on the valuation assumptions with respect to the grants, refer to Note 21, Stock-based Compensation, of our consolidated financial statements as provided in our Form 10-K for the year ended December 31, 2020, as filed with the SEC.
5The grant date fair value of the RSUs was computed in accordance with FASB ASC Topic 718, which was $41.29 per share, the closing price of our common stock on the grant date. Dividends accrue on the unvested RSUs and are paid in cash when and if the underlying award vests.
Outstanding Equity Awards at Fiscal Year-end
The following table provides information on the current equity holdings for each of the named executive officers. This table includes unvested RSUs and PRSUs as of December 31, 2020. Each equity grant is shown separately for each named executive officer.

Name	Stock Awards
	Stock Award Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) [1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) [1]
David Jackson	10/30/2009	10,800[2]	451,656	—	—
	05/31/2017	7,197[3]	300,979	—	—
	11/09/2017	5,123[4]	214,244	—	—
	11/09/2017	34,929[5]	1,460,731	—	—
	11/12/2018	22,087[6]	923,678	—	—
	11/12/2018	—	—	125,495[7]	5,248,201
	11/18/2019	32,371[8]	1,353,755	—	—
	11/18/2019	—	—	121,390[9]	5,076,530
	11/30/2020	31,484[10]	1,316,661	—	—
	11/30/2020	—	—	1,771[11]	74,063
Adam Miller	10/30/2009	4,800[2]	200,736	—	—
	05/31/2017	3,599[3]	150,510	—	—
	11/09/2017	1,879[4]	78,580	—	—
	11/09/2017	12,807[5]	535,589	—	—
	11/12/2018	12,048[6]	503,847	—	—
	11/12/2018	—	—	68,453[7]	2,862,684
	11/18/2019	17,804[8]	744,563	—	—
	11/18/2019	—	—	66,765[9]	2,792,112
	11/30/2020	17,437[10]	729,215	—	—
	11/30/2020	—	—	981[11]	41,025
Kevin Knight	10/30/2009	12,000[2]	501,840	—	—
	05/31/2017	4,498[3]	188,106	—	—
	11/09/2017	10,246[4]	428,488	—	—
	11/09/2017	69,858[5]	2,921,462	—	—
	11/12/2018	24,095[6]	1,007,653	—	—
	11/12/2018	—	—	136,903[7]	5,725,263
	11/18/2019	32,371[8]	1,353,755	—	—
	11/18/2019	—	—	121,390[9]	5,076,530
	11/30/2020	29,062[10]	1,215,373	—	—
	11/30/2020	—	—	1,635[11]	68,376
Gary Knight	10/30/2009	7,200[2]	301,104	—	—
	05/31/2017	1,200[3]	50,184	—	—
	11/09/2017	1,537[4]	64,277	—	—
	11/09/2017	10,479[5]	438,232	—	—
	11/12/2018	6,425[6]	268,694	—	—
	11/12/2018	—	—	36,508[7]	1,526,744
	11/18/2019	8,632[8]	360,990	—	—
	11/18/2019	—	—	32,370[9]	1,353,713
	11/30/2020	7,750[10]	324,105	—	—
	11/30/2020	—	—	436[11]	18,234
Todd Carlson	10/30/2009	3,600[2]	150,552	—	—
	05/31/2017	1,500[3]	62,730	—	—
	11/09/2017	513[4]	21,454	—	—
	11/09/2017	3,494[5]	146,119	—	—
	11/12/2018	2,811[6]	117,556	—	—
	11/12/2018	—	—	15,973[7]	667,970
	11/18/2019	4,316[8]	180,495	—	—
	11/18/2019	—	—	16,185[9]	676,857
	11/30/2020	5,812[10]	243,058	—	—
	11/30/2020	—	—	327[11]	13,675

1Market value of RSUs and PRSUs is calculated by multiplying the number of restricted shares that have not vested by the closing market price of our common stock on December 31, 2020, which was $41.82 per share.
2Of the unvested RSUs, approximately 33.3% vested on January 31, 2021, and approximately 33.3% will vest on each of January 31, 2022 and 2023.
3Of the unvested RSUs, approximately 50% of the unvested RSUs will vest on each of May 31, 2021 and 2022.
4100% of the unvested RSUs vested on January 31, 2021. The grant to Mr. Kevin Knight settled in cash.
5Represents the shares earned with respect to the 2017 PRSUs. The shares vested on January 31, 2021. Mr. Kevin Knight’s shares settled in cash. See “Compensation Discussion and Analysis – 2017 PRSU Vesting” for further information.
6Of the unvested RSUs, approximately 50% vested on January 31, 2021 and 50% will vest on January 31, 2022. The grant to Mr. Kevin Knight is to be settled in cash.
7Represents PRSUs granted in 2018 subject to vesting upon achievement of certain performance targets and stockholder return conditions over a three-year period starting January 1, 2019 and ending December 31, 2021. The actual number of PRSUs finally earned will not be determined until the expiration of the performance period. The shares ultimately earned will vest on January 31, 2022, subject to certain conditions set forth in the grant agreement. The grant to Mr. Kevin Knight is to be settled in cash. The table reflects the maximum shares payable with respect to the awards, as performance during 2020 exceeded the target. This does not reflect any opinion or projection of management concerning the ultimate level of satisfaction of such performance targets or stockholder return conditions for the performance period.
8Of the unvested RSUs, approximately 34% vested on January 31, 2021, and approximately 33% will vest on each of January 31, 2022 and 2023. The grant to Mr. Kevin Knight is to be settled in cash.
9Represents PRSUs granted in 2019 subject to vesting upon achievement of certain performance targets and stockholder return conditions over a three-year period starting January 1, 2020 and ending December 31, 2022. The actual number of PRSUs finally earned will not be determined until the expiration of the performance period. The shares ultimately earned will vest on January 31, 2023, subject to certain conditions set forth in the grant agreement. The grant to Mr. Kevin Knight is to be settled in cash. The table reflects the maximum shares payable with respect to the awards, as performance during 2020 exceeded the target. This does not reflect any opinion or projection of management concerning the ultimate level of satisfaction of such performance targets or stockholder return conditions for the performance period.
10The RSUs vest in three installments as follows: 33% on January 31, 2022; 33% on January 31, 2023; and 34% on January 31, 2024.
11Represents PRSUs granted in 2020 subject to vesting upon achievement of certain performance targets and stockholder return conditions over a three-year period starting January 1, 2021 and ending December 31, 2023. The actual number of PRSUs finally earned will not be determined until the expiration of the performance period. The shares ultimately earned will vest on January 31, 2024, subject to certain conditions set forth in the grant agreement. The table reflects the threshold shares payable with respect to the awards, as the performance period did not begin until January 1, 2021. This does not reflect any opinion or projection of management concerning the ultimate level of satisfaction of such performance targets or stockholder return conditions for the performance period.
Stock Vested in 2020
The following table sets forth information regarding the values realized by our named executive officers upon the vesting of RSUs during 2020, and such values reflect the total pre-tax value realized by each named executive officer.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Acquired on Vesting ($) [1]
David Jackson	23,249	878,372
Adam Miller	11,283	426,523
Kevin Knight	28,407	1,063,520
Gary Knight	7,547	282,561
Todd Carlson	3,759	142,777

1Calculated by multiplying the aggregate number of shares vested by the closing market price of our common stock on the dates the shares vested.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) [1]	Aggregate Withdrawals/ Distributions in Last FY ($)[2]	Aggregate Balance at Last FYE ($)[3]
David Jackson	—	—	18,760	93,599	106,188
Adam Miller	—	—	—	—	—
Kevin Knight	—	—	470,201	—	3,185,422
Gary Knight	—	—	—	—	—
Todd Carlson	—	—	—	—	—
1These amounts do not include any above-market or preferential earnings. Accordingly, these amounts are not reported in the Summary Compensation Table. For Mr. Jackson, who deferred the receipt of 7,464 PRSUs in our 2017 fiscal year, the gains include the change in the closing price per share of our common stock from December 31, 2019 ($35.84) and January 31, 2020 ($37.08), with respect to 2,488 PRSUs that were delivered on January 31, 2020, and the change in the closing price per share of our common stock from December 31, 2019 ($35.84) and December 31, 2020 ($41.82), plus $0.08 of cash dividends per share declared for each quarter in fiscal year 2020, with respect to 2,488 PRSUs. For Mr. Kevin Knight, who deferred the receipt of 74,635 PRSUs in our 2017 fiscal year, the gains include the change in the closing price per share of our common stock from December 31, 2019 ($35.84) and December 31, 2020 ($41.82), plus $0.08 of cash dividends per share declared for each quarter in fiscal year 2020.
2Represents the delivery of 2,488 PRSUs on January 31, 2020, including the payment of accrued dividends with respect to such PRSUs.
3For Mr. Jackson, the amount deferred represents deferral of 7,464 PRSUs during our 2017 fiscal year that vested on the Merger Date, of which 2,488 were delivered on January 31, 2019, 2,488 were delivered on January 31, 2020, and 2,488 were delivered on January 31, 2021. For Mr. Kevin Knight, the amount deferred represents deferral of 74,635 PRSUs during our 2017 fiscal year that vested on the Merger Date, to be delivered within six months of the date his employment terminates. The Company accrues for cash dividends on the deferred PRSUs in an amount equal to the amount of cash dividend each of Messrs. Jackson and Knight would have received had the deferred PRSUs been actual shares of our common stock on the date of the cash dividend payment to stockholders. The accrued cash dividends will be paid to each of Messrs. Jackson and Kevin Knight when the underlying shares of our common stock are distributed to each of Messrs. Jackson and Kevin Knight.
Potential Payments Upon Termination or Change of Control
Outstanding RSUs and PRSUs held by our named executive officers will vest upon their death or disability (in the case of PRSUs, at the level of performance through the end of the calendar year in which the death or disability occurred). Outstanding RSUs and PRSUs granted prior to November 2019 will vest upon an eligible retirement as defined in the award agreements (in the case of PRSUs, at the level of performance through the end of the calendar year in which the retirement occurred). Outstanding PRSUs will vest in the event of a “Change of Control” (or for PRSUs granted in November 2018 and later, a change of control together with termination for convenience (as defined in the award agreement) or a termination for Good Reason (as defined in the award agreement)) at the level of performance through the end of the calendar year in which the Change of Control occurred (or for PRSUs granted in November 2018 and later, the calendar year in which the termination occurred). Notwithstanding the foregoing, no PRSUs will vest in the event the performance period for the applicable grant had not started prior to the triggering event.
The estimated value of RSUs and PRSUs that would have vested for Messrs. Jackson, Miller, Kevin Knight, Gary Knight, and Carlson as of December 31, 2020, under the acceleration scenarios described above is set forth in the table below. The value was calculated by multiplying the closing market price of our common stock on December 31, 2020 ($41.82 per share), by the number of shares underlying accelerated awards. For additional information on the number of currently unvested RSUs and PRSUs, please refer to “Outstanding Equity Awards at Year-End.”

Name/Event	Value of Accelerated RSUs ($)	Value of Accelerated PRSUs ($)	Total ($)
David Jackson
Change of Control without Qualifying Change of Control Termination	—	1,460,731	1,460,731
Change of Control with Qualifying Change of Control Termination	—	7,683,993	7,683,993
Death/Disability	4,560,973	7,683,993	12,244,966
Eligible Retirement	1,890,557	5,323,407	7,213,964
Adam Miller
Change of Control without Qualifying Change of Control Termination	—	535,589	535,589
Change of Control with Qualifying Change of Control Termination	—	3,940,856	3,940,856
Death/Disability	2,407,451	3,940,856	6,348,307
Eligible Retirement	933,673	2,642,524	3,576,197
Kevin Knight
Change of Control without Qualifying Change of Control Termination	—	2,921,462	2,921,462
Change of Control with Qualifying Change of Control Termination	—	9,495,841	9,495,841
Death/Disability	4,695,215	9,495,841	14,191,056
Eligible Retirement	2,126,087	7,135,255	9,261,342
Gary Knight
Change of Control without Qualifying Change of Control Termination	—	438,232	438,232
Change of Control with Qualifying Change of Control Termination	—	2,191,392	2,191,392
Death/Disability	1,369,354	2,191,392	3,560,746
Eligible Retirement	684,259	1,561,915	2,246,174
Todd Carlson
Change of Control without Qualifying Change of Control Termination	—	146,098	146,098
Change of Control with Qualifying Change of Control Termination	—	952,462	952,462
Death/Disability	775,845	952,462	1,728,307
Eligible Retirement	352,292	637,724	990,016
Additionally, the award agreements include six month non-compete and non-solicitation provisions in the event of a named executive officer’s Separation from Service (as defined the award agreement). The Company may extend the non-compete period for up to an additional 12 months beyond the completion of the initial six months. If the Company elects to extend the non-compete period, the Company will pay the named executive officer his monthly base salary in effect at the time of the separation for the duration of the additional non-compete period, provided that the payments will be reduced for any other monies earned by the named executive officer from any other work during the period. If each named executive officer separated from service on December 31, 2020, the Company elected to extend the non-compete period for each named executive officer by 12 months, and there were no offsetting monies earned by the named executive officers during the extension period, the named executive officers would receive aggregate base salary payments as follows: $875,000 for Mr. Jackson, $750,000 for Mr. Miller, $950,000 for Mr. Kevin Knight, $450,000 for Mr. Gary Knight, and $450,000 for Mr. Carlson.
Pay Ratio Disclosure
We provide fair and equitable compensation to our employees through a combination of competitive base pay, incentives, retirement plans, and other benefits. We are disclosing the following pay ratio and supporting information, which compares the annual total compensation of our median employee and the annual total compensation of Mr. Jackson, our CEO, as required by Section 953(b) of the Dodd-Frank Act.
The pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.
To determine the pay ratio, we took the following steps:
•We determined that as of December 31, 2020 (the “Determination Date”), our employee population consisted of approximately 22,900 individuals (the “Employee Population”). We selected the Determination Date because it was a recent date for which employee census information is readily available. The Employee Population consists of our full-time, part-time, temporary, and seasonal employees.
•To identify the median employee in our Employee Population, we used the salary paid to each employee in the Employee Population during calendar year 2020 as reported in Box 1 of Form W-2 (or the equivalent for our Mexico employees). We annualized the salary for each permanent full-time and part-time employee in the Employee Population that worked less than the full year.
We calculated our median employee’s annual total compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in that employee’s annual total compensation of $46,296. The median employee’s annual total compensation includes salary, as well as incentive payments and company matching contributions to our 401(k) plan. The median employee did not receive equity awards or health or other fringe benefits. Median employee compensation reflects that, as of December 31, 2020, approximately 3.5% of our employees were student drivers, which had the effect of lowering our median employee compensation.
For 2020, our last completed fiscal year:
•The annual total compensation of our median employee was $46,296; and
•The annual total compensation of our CEO, as reported in the Summary Compensation Table included in this proxy statement, was $5,834,698.
Based on this information, the ratio of the annualized annual total compensation of our CEO to the annual total compensation of our median employee was 126 to 1.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth, as of the Record Date, the number and percentage of outstanding shares of our common stock beneficially owned by each person known by us to beneficially own more than 5% of such stock, by our named executive officers and our directors, and by all of our directors and executive officers as a group.  Share information for BlackRock, Inc., The Vanguard Group, FMR LLC, and Wellington Management Group LLP (and related persons) is based on Schedules 13G and 13G/A filed by these entities, as further described in the applicable footnotes. We had outstanding 165,478,410 shares of common stock as of the Record Date.

Name and Address of Beneficial Owner [1]	Amount and Nature of Beneficial Ownership [2]	Percent of Class [2]
Named executive officers and directors:
David Jackson [3]	78,269	*
Adam Miller [4]	47,603	*
Kevin Knight [5]	1,937,724	1.2%
Gary Knight [6]	2,819,261	1.7%
Todd Carlson [7]	34,667	*
Michael Garnreiter [8]	11,850	*
Kathryn Munro [9]	20,138	*
Roberta Roberts Shank [10]	16,459	*
Robert Synowicki, Jr. [11]	14,751	*
David Vander Ploeg [12]	26,466	*
All current directors and executive officers as a group (18 persons)	5,128,894	3.1%
Unaffiliated third-party holdings: [13]
BlackRock, Inc. [14]	12,275,863	7.4%
FMR LLC [15] Abigail P. Johnson [15]	12,407,231	7.5%
The Vanguard Group [16]	12,786,284	7.7%
Wellington Management Group LLP [17]	10,025,016	6.1%
*    Represents less than 1.0% of the outstanding common stock.
1The address of each named executive officer, executive officer, and director, is 20002 North 19th Avenue, Phoenix, Arizona 85027. The address for BlackRock is 55 East 52nd Street, New York, New York 10055. The address for FMR LLC and Abigail P. Johnson is 245 Summer Street, Boston, Massachusetts 02210. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The address for Wellington Management Group LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210.
2In accordance with applicable rules under the Exchange Act, the number of shares indicated as beneficially owned by a person includes shares of common stock and (a) underlying options that are currently exercisable or will be exercisable within 60 days from the Record Date, and (b) unvested RSUs that are scheduled to vest within 60 days from the Record Date. Shares of common stock underlying stock options that are currently exercisable or will be exercisable within 60 days from the Record Date and unvested RSUs that are scheduled to vest within 60 days of the Record Date, are deemed to be outstanding for purposes of computing the percentage ownership of the person holding such options and/or unvested RSUs, and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.
3Includes 78,269 shares held directly by David Jackson.
4Includes 47,603 shares held directly by Adam Miller.
5Includes (a) 1,932,215 shares beneficially owned by Kevin Knight over which he and his wife, Sydney Knight, exercise sole voting and investment power pursuant to a revocable living trust; and (b) 5,509 shares held directly by Kevin Knight. Kevin Knight has pledged as security 1,250,000 of the shares that he beneficially owns.
6Includes (a) 2,808,976 shares beneficially owned by Gary Knight over which he exercises sole voting and investment power as a trustee under a revocable trust agreement; and (b) 10,285 shares held directly by Gary Knight. Gary Knight has pledged as security 1,100,000 of the shares that he beneficially owns.
7Includes (a) 27,410 shares held directly by Todd Carlson; and (b) 7,257 shares beneficially by Todd Carlson over which he and his spouse exercise voting and investment power as trustee under a revocable trust agreement.
8Includes 11,850 shares held directly by Michael Garnreiter.

9Includes (a) 17,209 shares beneficially owned by Kathryn Munro over which she and her spouse exercise voting and investment power as a trustee under a revocable trust agreement; and (b) 2,929 shares held directly by Kathryn Munro.
10Includes (a) 3,661 shares beneficially owned by Roberta Roberts Shank over which she and her spouse exercise voting and investment power as a trustee under a revocable trust agreement; and (b) 12,798 shares held directly by Roberta Roberts Shank.
11Includes 14,751 shares held directly by Robert Synowicki, Jr.
12Includes (a) 24,047 shares owned by David Vander Ploeg over which he and his spouse exercise voting and investment power as trustee under a revocable trust agreement; and (b) 2,419 shares held directly by David Vander Ploeg.
13Based on information provided to the Company as of January 31, 2021, our former director, Jerry Moyes, does not beneficially own any shares. Mr. Moyes’ children and entities controlled by his children collectively own shares representing approximately 4.7% of the outstanding common stock.
14As reported on Schedule 13G/A filed with the SEC on January 29, 2021, which indicates that BlackRock, Inc. has sole voting power over 11,411,630 shares and sole dispositive power over 12,275,863 shares. It has shared voting power and shared dispositive power over no shares.
15As reported on Schedule 13G/A filed with the SEC on February 8, 2021, which indicates that (a) FMR LLC has sole voting power over 659,372 shares, sole dispositive power over 12,407,231 shares, and shared voting and shared dispositive power over no shares; and (b) Abigail P. Johnson has sole dispositive power over 12,407,231 shares, and sole voting power, shared voting power, and shared dispositive power over no shares.
16As reported on Schedule 13G/A filed with the SEC on February 10, 2021, which indicates that The Vanguard Group has sole dispositive power over 12,572,476 shares. It has shared voting power over 111,833 shares and shared dispositive power over 213,808 shares. It has sole voting power over no shares.
17As reported on Schedule 13G filed with the SEC on February 4, 2021, which indicates that Wellington Group Management LLP and Wellington Group Holdings LLP has shared voting power over 8,817,324 shares and shared dispositive power over 10,025,016 shares. It has sole voting power and sole dispositive power over no shares.

Proposal No. 2:
Advisory, Non-Binding Vote to Approve Executive Compensation
The Dodd-Frank Act enables our stockholders to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. Accordingly, we are providing a vote on the resolution set forth below as required by the Dodd-Frank Act and Section 14A of the Securities Exchange Act.
As discussed in our CD&A, the principal objectives of our executive compensation program are to attract, retain, and motivate talented executives by rewarding strong business results and performance. This is done through the alignment of the executive’s interests with stockholder interests. The objectives are based on the certain core principles that we explain in greater detail in the CD&A section of this proxy statement.
We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement. This proposal, commonly known as a “say on pay” proposal, gives you as a stockholder the opportunity to express your views regarding our 2020 executive compensation policies and practices for named executive officers. At the upcoming 2022 annual meeting of stockholders, we will again hold an advisory, non-binding vote to approve the compensation of our named executive officers. The vote is not intended to address any specific item of compensation but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
RESOLVED, that the stockholders of Knight-Swift Transportation Holdings Inc. approve, on an advisory and non-binding basis, the compensation paid to the named executive officers as disclosed pursuant to Item 402 of SEC Regulation S-K in the Compensation Discussion and Analysis, compensation tables and related narrative discussion in the Company’s proxy statement for the 2021 Annual Meeting of Stockholders.
Although this is an advisory vote that will not be binding on the Compensation Committee, or the Board, the Compensation Committee will carefully review the results of the vote.
THE BOARD OF DIRECTORS UNANIMOUSLY
RECOMMENDS A VOTE
FOR
PROPOSAL TWO

Proposal No. 3:
Ratification of Independent Registered Public Accounting Firm for Fiscal Year 2021
Appointment of Independent Registered Public Accounting Firm
Grant Thornton audited the Company’s annual financial statements for the fiscal year ended December 31, 2020. The Audit Committee has appointed Grant Thornton to be our independent registered public accounting firm for the fiscal year ending December 31, 2021. The stockholders are asked to ratify this appointment at the Annual Meeting. Representatives of Grant Thornton will be present at the meeting to respond to appropriate questions and will be given the opportunity to make a statement if they so desire.
Policies Regarding Independent Auditor
The Audit Committee is directly responsible for the appointment, compensation, and oversight of the independent registered public accounting firm. The Audit Committee pre-approves all audit services and non-audit services to be provided to the Company by its independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to one or more of its members. The member(s) to whom such authority is delegated must report, for informational purposes only, the pre-approval decisions to the Audit Committee at its next scheduled meeting.
The Audit Committee may pre-approve for up to one year in advance the provision of particular types of permissible routine and recurring audit-related, tax, and other non-audit services. The Audit Committee must be informed about each such service that is actually provided, with reasonable detail, so that it may approve any expenses. In cases where a service is not covered by one of those approvals, the service must be specifically preapproved by the Audit Committee or a delegated member thereof.
Each audit or non-audit service that is approved by the Audit Committee will be reflected in a written engagement letter specifying the services to be performed and the cost of such services. This approval will be signed by either a member of the Audit Committee or by an officer of the Company authorized by the Audit Committee to sign on behalf of the Company.
The Audit Committee will not approve any prohibited, non-audit service or any non-audit service that individually, or in the aggregate, may impair the independence of the independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.
Vote Required For Ratification
The Audit Committee is responsible for selecting our independent registered public accounting firm. Accordingly, stockholder approval is not required to appoint Grant Thornton as our independent registered public accounting firm for fiscal year 2021. However, the Board believes that submitting the appointment of Grant Thornton to the stockholders for ratification is a matter of good corporate governance. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of the independent registered public accounting firm.
THE BOARD OF DIRECTORS UNANIMOUSLY
RECOMMENDS A VOTE
FOR
PROPOSAL THREE

Audit Committee Report
The Audit Committee assists the Board in its oversight of our financial reporting process. The Audit Committee’s responsibilities are more fully described in its charter available at www.knight-swift.com.
Management has the primary responsibility for preparing the financial statements and implementing internal controls over financial reporting. Our independent registered public accounting firm is responsible for performing an audit of our consolidated financial statements and expressing an opinion on the fair presentation of those financial statements in conformity with United States generally accepted accounting principles. The independent registered public accounting firm also is responsible for performing an audit of, and expressing an opinion on, the effectiveness of our internal controls over financial reporting.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements for the fiscal year ended December 31, 2020, including a discussion of, among other things:
•the acceptability and quality of the accounting principles;
•the reasonableness of significant accounting judgments and critical accounting policies and estimates;
•the clarity of disclosures in the financial statements; and
•the adequacy and effectiveness of our financial reporting procedures, disclosure controls and procedures, and internal controls over financial reporting.
The Audit Committee discussed with the independent registered public accounting firm: (i) the audited consolidated financial statements for the fiscal year ended December 31, 2020 and our internal controls over financial reporting as of December 31, 2020; (ii) the firm’s judgments as to the acceptability and quality of our accounting principles; and (iii) other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (the “PCAOB”), including those matters required to be discussed by Accounting Standards No. 1301.
In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the firm’s communications with the Audit Committee concerning independence and discussed with the independent registered public accounting firm the firm’s independence.
The Audit Committee discussed with our internal audit department and the Company’s independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.
In reliance on the reviews and discussions referred to above, and the receipt of an unqualified opinion from Grant Thornton dated February 25, 2021, with respect to the consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2020, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
The Audit Committee regularly reviews with the General Counsel and internal audit any complaints received pursuant to the Company’s Code of Business Conduct and Ethics (the “Code of Conduct”) and the Audit Committee Complaint Review Policy and Procedure (the “Complaint Review Policy”) and is responsible for: (i) overseeing compliance with the Code of Conduct and Complaint Review Policy; and (ii) reviewing any investigations that were conducted with respect to the Code of Conduct and the Complaint Review Policy.
This report is submitted by the Audit Committee.
Michael Garnreiter - Chairperson
David Vander Ploeg
Roberta Roberts Shank
The foregoing report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report.

Audit and Non-Audit Fees
The following table sets forth, for fiscal years 2020 and 2019, the fees billed by the Company’s independent registered public accounting firm.

	Grant Thornton
	2020	2019
Audit Fees [1]	$1,995,500	$2,245,000
Audit-Related Fees	—	—
Tax Fees [2]	5,000	5,000
All Other Fees [3]	—	4,900
Total	$2,000,500	$2,254,900

1The aggregate fees billed for professional services rendered to the Company during 2020 and 2019 for the audit of annual financial statements, reviews of the financial statements included in quarterly reports on Form 10-Q, and audit services provided in connection with other statutory and regulatory filings.
2The aggregate fees billed for professional services rendered for tax compliance, tax advice and tax planning.
3The aggregate fees billed for access to Grant Thornton’s research tools and subscription services.
Pre-Approval Policy for Audit and Non-Audit Fees
All audit and non-audit services performed by our independent auditors are pre-approved by the Audit Committee. The respective approving parties concluded that the provision of such services by Grant Thornton was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.
In 2020 and 2019, the percentage of our non-audit fees to all fees paid to our independent auditors was 0.25% and 0.439% , respectively.
The Audit Committee may delegate pre-approval authority to one or more of its members. The member(s) to whom such authority is delegated must report, for informational purposes only, the pre-approval decisions to the Audit Committee at its next scheduled meeting. No audit-related, tax, or other non-audit services were approved by the Audit Committee pursuant to the de minimis exception to the pre-approval requirement under Rule 2-01(c)(7)(i)(C), of SEC Regulation S-X during the year ended December 31, 2020.

Proposal No. 4:
Stockholder Proposal Regarding Simple Majority Vote
Proposal 4 below has been submitted for inclusion in our proxy statement by a stockholder of the Company. The Company will provide to any stockholder of the Company, promptly upon receiving an oral or written request from the stockholder, the name and address, as well as the number of the Company's voting securities held by, the stockholder proponent of Proposal 4. The proponent has informed us that he or his representatives will appear at the Annual Meeting to present his proposal. The proposal and supporting statement below (collectively, the “Stockholder Proposal”) are presented in this proxy statement as received from the proponent in accordance with the rules of the SEC. We and our Board disclaim any responsibility for the accuracy or content of the Stockholder Proposal. Any references in the Stockholder Proposal statement to “we,” “our,” or similar words are references to the proponent of the Stockholder Proposal and not to the Company, our other stockholders, or our Board.
We have also included a statement of our Board in response to the Stockholder Proposal. Our Board has determined to oppose the Stockholder Proposal. The text of the Stockholder Proposal is as follows:
“Proposal 4- Simple Majority Vote
RESOLVED, Shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.
Shareholders are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien

Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management.
This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs and FirstEnergy. These votes would have been higher than 74% to 88% if more shareholders had access to independent proxy voting advice. The proponents of these proposals included Ray T. Chevedden and William Steiner. Church & Dwight shareholders gave 99% support to a 2020 proposal on this same topic.
In anticipation of overwhelming shareholder support for this proposal topic an enlightened Governance Committee, chaired by Ms. Kathryn Munro, could expedite adoption of this proposal topic by giving shareholders an opportunity to vote on a binding management proposal on this topic at our 2021 annual meeting. Hence adoption could take place in 2021 instead of 2022.
The current supermajority vote requirement does not make sense. For instance in an election calling for a 67% shareholder approval in which 68% of shares cast ballots - then 2% of shares opposed to a modernization proposal would prevail over the 66% of shares that vote in favor.
Please vote yes:
Simple Majority Vote - Proposal 4”
THE BOARD OF DIRECTOR’S STATEMENT IN RESPONSE TO THE STOCKHOLDER PROPOSAL
Our Board has considered the Stockholder Proposal and has concluded that its adoption is unnecessary and not in the best interests of our stockholders.
A simple majority vote requirement already applies to most corporate matters submitted to a vote of the Company’s stockholders. Under our Certificate of Incorporation and Bylaws, except as otherwise required by Delaware law, a simple majority voting standard applies to all matters submitted for stockholder approval, except that our Bylaws require a vote of the holders of at least two-thirds of the voting power of the shares entitled to vote to adopt, amend, alter, or repeal our Bylaws. For the reasons discussed below, our Board believes that this is an appropriate standard for Bylaw amendments.
We are committed to strong and evolving corporate governance practices that promote accountability and protect the rights of all stockholders. Over the years our Board has continually demonstrated its commitment to strong corporate governance principles that promote stockholders’ rights and Board accountability through regular updates to our policies and organizational documents in response to emerging governance best practices. The Company maintains leading governing policies, including:

●	Annual of election of all directors commencing at the 2023 Annual Meeting
●	Approximately two-thirds of our Board members are independent
●
Robust lead independent director position with participation in setting agendas for Board meetings, coordinating Board meeting schedules to assure that there is sufficient time for discussion of all agenda items, providing information to the Board, coordinating activities of the independent directors, and authority to lead executive sessions of independent directors and act as liaison for stockholders between independent directors and the Chairperson

●	Regular executive sessions of independent directors with lead independent director authority to call meetings of the independent directors
●	Independent Audit, Compensation, Nominating and Corporate Governance, and Finance Committees
●	All three members of the Audit Committee qualify as audit committee financial experts
●	Majority voting standard and resignation policy for directors in uncontested elections
●	Proxy access
●	Annual risk oversight by full Board and Committees
●	Stockholder right to call special meetings
●	Robust director and key officer stock ownership guidelines, along with a key officer stock retention policy
●	Anti-Pledging and Hedging Policy limiting the pledging and hedging of the Company’s securities by certain individuals with no hardship exemption
●	Clawback policy
●	Overboarding policy
●	New director orientation program
●	Rigorous annual Board self-assessment
●	Annual CEO evaluation
●	Management and executive succession planning strategy
●	Director communication policy
●	Director tenure policy
●	Commitment to robust sustainability reporting standards and targeted reduction in CO2 emissions per mile of 50% by 2035
In light of our current governance structure, our Board believes that maintaining the supermajority stockholder vote requirement to adopt, amend, alter, or repeal our Bylaws, protects all stockholders and maximizes long-term stockholder value. Delaware law permits supermajority voting requirements. We have no other supermajority provisions in our Certificate of Incorporation and Bylaws. We adopted our single supermajority voting provision to appropriately assure that a stockholder proposed change to our Bylaws is only made with the support of a broad consensus of our stockholders, rather than just a “simple majority,” as requested by the Stockholder Proposal.
In the event that the supermajority voting requirement is eliminated and a simple majority voting standard is applied to Bylaw amendments, our stockholders, particularly minority stockholders, may be vulnerable to the potentially self-interested actions of one or a few large short-term investors. In such a case, it would be possible for a group of stockholders, who may own or have the right to vote their shares only as of a voting record date or may have hedged their economic exposure, and who are not bound by a fiduciary duty to act in all stockholders’ best interests, to amend our Bylaws in a manner that may not be in the best interests of all our stockholders. Our targeted supermajority vote requirement is intended to avoid that result and help preserve and protect the best interests of all our stockholders.
If approved, the Stockholder Proposal would not automatically eliminate the supermajority vote requirement to adopt, amend, alter, or repeal our Bylaws. In order to eliminate this supermajority vote requirement, a formal amendment to our Bylaws would be required. Therefore, a vote in favor of the Stockholder Proposal would constitute a recommendation that the Board initiate this amendment process.
The discussion above is qualified in its entirety by reference to the actual provisions of the Stockholder Proposal, which is contained in this proxy statement.
THE BOARD OF DIRECTORS UNANIMOUSLY
RECOMMENDS A VOTE
AGAINST
PROPOSAL FOUR

Delinquent Section 16(a) Reports
Executive officers, directors, and “beneficial owners” of more than ten percent of our common stock must file initial reports of ownership and changes in ownership with the SEC under Section 16(a) of the Exchange Act. SEC regulations require these reporting persons to furnish us with copies of all Forms 3, 4, and 5, and amendments thereto, that they file with the SEC. Based solely on our review of the copies of such forms furnished to us, or representations that no forms were required, we believe that during 2020 and through the date of this filing all of our officers, directors, and greater than ten percent beneficial owners complied with all filing requirements of Section 16(a) of the Exchange Act, with the exception of one inadvertent late Form 3 for each of Dustin Ohlman and Joseph Sherer, one inadvertent late report for Mr. Ohlman regarding a grant of restricted stock, and one inadvertent late report for Mr. Sherer regarding vesting of RSUs and tax forfeitures.

Questions and Answers About the Proxy Materials and the Annual Meeting
When and where is the Annual Meeting?

2021 Annual Meeting of Stockholders

Date	Tuesday, May 18, 2021

Time	8:30 a.m., Local Time

Place	20002 North 19th Avenue, Phoenix, Arizona 85027
What matters will be voted upon at the Annual Meeting?
At the Annual Meeting, you will be asked to:
•Vote on a proposal to elect two Class I directors, each such director to serve a term of two years;
•Vote (on an advisory, non-binding basis) to approve executive compensation;
•Vote on a proposal to ratify the appointment of Grant Thornton as our independent, registered public accounting firm for fiscal year 2021;
•Vote on a stockholder proposal regarding simple majority vote; and
•Transact such other business as may properly come before the Annual Meeting or any adjournments thereof.
What constitutes a quorum?
The presence, either in person or by proxy, of the holders of shares of our common stock representing at least a majority of the voting power of our common stock outstanding and entitled to vote is required to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes, which are described in more detail below, are counted as shares present at the Annual Meeting for purposes of determining whether a quorum exists.
What if a quorum is not present at the Annual Meeting?
If a quorum is not present at the meeting, the holders of a majority of voting power of the shares entitled to vote at the meeting who are present, in person or represented by proxy, or the chairperson of the meeting, may adjourn the meeting until a quorum is present or represented. The time and place of the adjourned Annual Meeting will be announced at the time the adjournment is taken and no other notice will be given.
Who is entitled to vote?
Only stockholders of record of our common stock at the close of business on the Record Date, are entitled to notice of, and to vote at, the Annual Meeting. Shares that may be voted include shares that are held:
•directly by the stockholder of record; and
•beneficially through a broker, bank, or other nominee.
Each share of our common stock will be entitled to one vote on all matters submitted for a vote at the Annual Meeting. As of the Record Date, there were 165,478,410 shares of our common stock issued and outstanding and entitled to be voted at the Annual Meeting.
What is the difference between holding shares as a "registered owner" and a "beneficial owner"?
Most of our stockholders hold their shares through a broker, bank, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between registered shares and those owned beneficially:
•Registered Owners - If your shares are registered directly in your name with our transfer agent, Equiniti, you are, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting.
•Beneficial Owners - If your shares are held in a brokerage account, bank, or by another nominee, you are, with respect to those shares, the “beneficial owner” of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote or to vote in person at the Annual Meeting. However, since you are not a stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker, bank, or other nominee (who is the stockholder of record) giving you the right to vote the shares.
What is a broker non-vote?
Generally, a “broker non-vote” occurs when a broker, bank, or other nominee that holds shares in “street name” for a customer is precluded from exercising voting discretion on a particular proposal because the: (i) beneficial owner has not instructed the nominee on how to vote and (ii) nominee lacks discretionary voting power to vote on such issues.
Under the rules of the NYSE, as discussed below, a nominee does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owners of such shares.
What is the effect of not casting your vote?
Under the rules of the NYSE, a record holder does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owners of such shares. Other than the proposal to ratify the appointment of Grant Thornton, all of the proposals are considered non-routine matters. Therefore, your shares will not be voted without your specific instructions. Thus, if you hold your shares in street name and you do not instruct your record holder how to vote in the election of directors (Proposal 1), the advisory, non-binding vote to approve executive compensation (Proposal 2), or the vote on a stockholder proposal regarding simple majority vote (Proposal 4), no votes will be cast on your behalf. Your record holder will, however, continue to have the ability to vote your shares in its discretion on the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for fiscal year 2021 (Proposal 3).
What stockholder approval is necessary for approval of the proposals?
Election of Directors (Proposal 1)
Directors are elected by a majority of votes cast with respect to each director, provided that the number of nominees does not exceed the number of directors to be elected, in which case the directors will be elected by the vote of a plurality of the shares represented in person or by proxy at any stockholder meeting. Broker non-votes and abstentions will have no effect on the outcome of this proposal.
Advisory, Non-Binding Vote to Approve Executive Compensation (Proposal 2)
Approval of this resolution requires the affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon who are present in person or represented by proxy at the Annual Meeting. Broker non-votes and abstentions will have no effect on the outcome of this proposal. While this vote is required by law, it is not binding on the Company or the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.
Ratification of the Appointment of Grant Thornton as our Independent Registered Public Accounting Firm for Fiscal Year 2021 (Proposal 3)
The ratification of the Audit Committee’s appointment of Grant Thornton as our independent registered public accounting firm for fiscal year 2021 requires the affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon who are present in person or represented by proxy at the Annual Meeting. Broker non-votes and abstentions will have no effect on the outcome of this proposal. Stockholder ratification is not required for the appointment of our independent registered public accounting firm. However, we are submitting the proposal to solicit the opinion of our stockholders.
Vote on a Stockholder Proposal Regarding Simple Majority Vote (Proposal 4)
Approval of this proposal, if properly presented, requires the affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon who are present in person or represented by proxy at the Annual

Meeting. Broker non-votes and abstentions will have no effect on the outcome of this proposal.
May I vote my shares in person at the Annual Meeting?
If you are the registered owner of shares of our common stock on the Record Date, you have the right to vote your shares in person at the Annual Meeting.
If you are the beneficial owner of shares of our common stock on the Record Date, you may vote these shares in person at the Annual Meeting if you have requested a legal proxy from your broker, bank, or other nominee (the stockholder of record) giving you the right to vote the shares at the Annual Meeting. You will need to complete such legal proxy and present it to us at the Annual Meeting.
Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy card or voting instructions so that your vote will be counted if you later decide not to attend the Annual Meeting.
How can I vote my shares without attending the Annual Meeting?
If you are a registered owner, you may instruct the named proxy holders on how to vote your shares by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided with this proxy statement, or by using the internet voting site or the toll-free telephone number listed on the proxy card. Specific instructions for using the internet and telephone voting systems are on the proxy card. The internet and telephone voting systems will be available until 11:59 p.m. Eastern Time on Monday, May 17, 2021 (the day before the Annual Meeting).
If you are the beneficial owner of shares held in street name, you should instruct your broker, bank, or other nominee on how to vote your shares. Your broker, bank, or other nominee has enclosed with this proxy statement a voting instruction card for you to use in directing your nominee on how to vote your shares. The instructions from your nominee will indicate whether internet or telephone voting is available and, if so, will provide details regarding how to use those systems.
How will my proxy be voted?
Shares represented by a proper proxy (in paper form, by Internet, or by telephone) that is received in a timely manner, and not subsequently revoked, will be voted at the Annual Meeting or any adjournment or postponement thereof in the manner directed on the proxy. David Jackson and Adam Miller are named as proxies on the proxy form and have been designated by the Board as proxies to represent you and vote your shares at the Annual Meeting. All shares represented by a proper proxy on which no choice is specified will be voted:
✓    FOR the election of two Class I directors, each such director to serve a term of two years;
✓    FOR the resolution approving, on an advisory, non-binding basis, executive compensation;
✓    FOR the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for fiscal year 2020; and
✗ AGAINST the stockholder proposal regarding simple majority vote.
As to any other business that properly comes before the Annual Meeting, shares represented by a proper proxy will be voted in accordance with the proxy holder's best judgment.
May I revoke my proxy and change my vote?
Yes. You may revoke your proxy and change your vote at any time prior to the vote at the Annual Meeting.
If you are the registered owner, you may revoke your proxy and change your vote by:
•submitting a new proxy bearing a later date (which automatically revokes the earlier proxy);
•giving notice of your changed vote to us in writing mailed to the attention of Todd Carlson, Secretary, at our corporate office specified above;
•attending the Annual Meeting and giving oral notice of your intention to vote in person; or
•re-voting by telephone or internet.
You should be aware that simply attending the Annual Meeting will not in and of itself constitute a revocation of your proxy.

Will my vote be kept confidential?
Yes, your vote will be kept confidential and not disclosed to us unless:
•required by law;
•you expressly request disclosure on your proxy; or
•there is a proxy contest.
Who will pay the costs of soliciting proxies?
We will bear all costs of this proxy solicitation. Proxies may be solicited by mail, e-mail, telephone, or by other electronic means and our directors, officers, and regular employees may solicit proxies personally or by mail, e-mail, telephone, or other electronic means for which solicitation they will not receive any additional compensation. We will reimburse brokerage firms, custodians, fiduciaries, and other nominees for their out-of-pocket expenses in forwarding solicitation materials to beneficial owners upon our request. We have engaged Okapi Partners LLC to assist us in soliciting proxies. We anticipate paying a fee of $11,500 plus expenses for these services.
What other business will be presented at the Annual Meeting?
As of the date of this proxy statement, the Board knows of no other business that may properly be, or is likely to be, brought before the Annual Meeting. If any other matters should arise at the Annual Meeting, the persons named as proxy holders, David Jackson and Adam Miller, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If, for any unforeseen reason, any director nominees are not available to serve as a director, the named proxy holders will vote your proxy for such other director candidate or candidates as may be nominated by the Board.
Where can I find the voting results of the Annual Meeting?
We intend to report voting results of the Annual Meeting on Form 8-K within four business days after the Annual Meeting.
What should I do if I receive more than one set of voting materials?
You may receive more than one set of voting materials. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account. If you are a registered owner and your shares are registered in more than one name you will receive more than one proxy card. Please vote each proxy and instruction card that you receive.
Who can help answer my questions?
If you have questions concerning a proposal, or the Annual Meeting, are requesting copies of this proxy statement, or if you need directions to or special assistance at the Annual Meeting, please call our Secretary at (602) 606-6684 or e-mail the Secretary at tcarlson@knighttrans.com. In addition, information regarding the Annual Meeting is available via the Internet at our website, www.knight-swift.com.

Other Matters
We are not aware of any other matters to be conducted at the meeting. The Company’s by-laws require stockholders to give advance notice of any proposal intended to be presented at the Annual Meeting. The deadline for this notice has passed and we did not receive any such notices. If any other matter properly comes before the stockholders for a vote at the meeting, the proxy holders will vote your shares in accordance with their best judgment.

Additional Information
Upon request, the Company will provide by first class mail, to each stockholder of record on the Record Date, without charge, a copy of this proxy statement, the proxy card, and the Company’s Annual Report for the fiscal year ended December 31, 2020, including the required financial statements and financial statement schedules. Written requests for this information should be directed to: Secretary, Knight-Swift Transportation Holdings Inc., 20002 North 19th Avenue, Phoenix, Arizona 85027.

Stockholder Proposals
To be eligible for inclusion in our proxy materials relating to the 2022 Annual Meeting of Stockholders, stockholder proposals intended to be presented at that meeting (other than proxy access nominations) must be received in writing by us on or before December 9, 2021.  However, if the date of the 2021 Annual Meeting of Stockholders is more than thirty days before or after May 18, 2022, then the deadline for submitting any such stockholder proposal for inclusion in the proxy materials relating to the 2022 Annual Meeting of Stockholders shall be a reasonable time before we begin to print or mail such proxy materials.
If, pursuant to our by-laws, any stockholder intends to present a proposal at the 2022 Annual Meeting of Stockholders without inclusion of such proposal in our proxy materials, we must receive notice of such proposal no earlier than January 18, 2022, and no later than February 17, 2022. Any notice received prior to January 18, 2022, or after February 17, 2022 is untimely. However, if the date of the 2022 Annual Meeting of Stockholders is more than thirty days before or after May 18, 2022, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the first day on which the notice of the date of the 2022 Annual Meeting was mailed or public disclosure of the date of the annual meeting was otherwise made, whichever occurs first. Pursuant to Rule 14(a)-4(c)(1) under the Exchange Act, the proxy holders designated by an executed proxy in the form accompanying our proxy statement for our next annual meeting will have discretionary authority to vote on any such untimely stockholder proposal that is considered at the next annual meeting.
Proposals (other than proxy access nominations) must concern a matter that may be properly considered and acted upon at the annual meeting in accordance with applicable laws and regulations and our by-laws, committee charters, and policies, and must otherwise comply with Rule 14a-8 of the Exchange Act and we reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these requirements.
Under the proxy access provisions of our by-laws, stockholder who meet the requirements set forth in our by-laws may submit director nominations for inclusion in the proxy materials. Proxy access nominations for the 2022 Annual Meeting of Stockholders must be received by the Company no earlier than November 9, 2021, and no later than December 9, 2021, assuming the date of the 2022 Annual Meeting of Stockholders is not more than thirty days before or after May 18, 2022, and must meet all requirements set forth in our by-laws.
All stockholder proposals (including proxy access nominations) should be sent via certified mail, return receipt requested, to Knight Transportation, Inc.; c/o Todd Carlson, Secretary, 20002 North 19th Avenue, Phoenix, Arizona 85027.

Non-GAAP Reconciliation and Definitions
Free Cash Flow

2020
(in millions)
GAAP: Cash flows from operations	$919.7
Adjusted for:
Proceeds from sale of property and equipment, including assets held for sale	133.2
Purchases of property and equipment	(521.1)
Non-GAAP: Free cash flow	$531.8

Leverage Ratio

2020
(in thousands)
Term loan	$300,000
Revolving line of credit	210,000
Accounts receivable securitization	214,000
Other secured debt and finance leases	190,826
Total face value of debt	914,826
Unrestricted cash and cash equivalents	(156,699)
Non-GAAP: Net Leverage	$758,127

Non-GAAP: Adjusted EBITDA December 31, 2020	$1,102,620

Non-GAAP: Leverage Ratio	0.69

Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA") and Adjusted EBITDA

2020
(in thousands)
GAAP: Net income	$410,002
Adjusted for:
Depreciation and amortization of property and equipment	460,775
Amortization of intangibles	45,895
Interest expense	17,309
Interest income	(1,928)
Income tax expense	149,676
Non-GAAP: EBITDA	1,081,729
Impairments [1]	5,335
Stock compensation expense	19,639
Other non-cash gains, net [2]	(4,083)
Non-GAAP: Adjusted EBITDA	$1,102,620

1"Impairments" reflects non-cash impairments related to investments in certain alternative fuel technology (within the non-reportable segments), certain revenue equipment held for sale (within the Trucking segments), certain tractors (within the Trucking segment), certain legacy trailers (within the non-reportable segments) as a result of a softer used equipment market, and trailer tracking equipment (within the Trucking segment).
2"Other non-cash gains, net" includes unrealized positions on equity securities, and other various items.

Forward-looking Statements
This proxy statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995, as amended. These statements are based on management’s current expectations and involve substantial risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include, but are not limited to, statements regarding (i) future actions and benefits relating to our executive compensation programs, (ii) future leadership and future transitions of leadership, (iii) environmental and sustainability initiatives, including, but not limited to, future equipment and technology and future emissions, (iv) future growth, and (v) future safety, workforce development, and inclusivity initiatives and performance. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned under the heading “Risk Factors” in our annual report on Form 10-K, and in the periodic reports that we file with the SEC on Form 10-Q and Form 8-K.

KNIGHT-SWIFT TRANSPORTATION HOLDINGS INC. ATTN: PROXY DEPT.20002 NORTH 19TH AVENUE PHOENIX, AZ 85027 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Knight-Swift Transportation Holdings Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Knight-Swift Transportation Holdings Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D37847 – P51721 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY KNIGHT-SWIFT TRANSPORTATION HOLDINGS INC. For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends a vote FOR Proposals 1 through 3 and AGAINST Proposal 4. Proposal No. 1: Elect two Class I directors, each such director to serve a term of two years. NOMINEES: 1. Gary Knight 2. Kathryn Munro For Against Abstain Proposal No. 2: Conduct an advisory, non-binding vote to approve executive compensation Proposal No. 3: Ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2021. Proposal No. 4: Vote on a stockholder proposal regarding simple majority vote. Proposal No. 5: Transact any other business that may properly come before the meeting. Other Action: In their discretion, the proxies are also authorized to vote upon such other matters as may properly come before the annual meeting or any adjournments thereof. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Your signature below should conform to the name in which the shares are held. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date As a Knight-Swift Transportation Holdings Inc. stockholder, you can view the stockholder account on a secured Internet website. By accessing EQ Shareowner Online at www.shareowneronline.com, you can view the account profile, stock detail, and historical stock price information. You can also change your address. In addition, you can use this site to consent to future access to Knight-Swift's annual reports and proxy materials electronically via the Internet. Knight-Swift also provides access to stockholder information, including its annual report and proxy statement, through its website at www.knight-swift.com. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is available at www.proxyvote.com.Detach here from proxy card D37848 – P51721

Knight-Swift Transportation Holdings Inc. 20002 North 19th Avenue Phoenix, Arizona 85027 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD Tuesday, May 18, 2021, 8:30 A.M., Local Time By executing this Proxy, the stockholder constitutes and appoints the President and Chief Executive Officer, David Jackson, and the Chief Financial Officer and Treasurer, Adam Miller, and each of them, as proxies for the stockholder (or if only one proxy is present, that one shall have all power granted herein), with full power of substitution, who may, and by a majority of such proxies, represent the stockholder and vote all shares of common stock that the stockholder is entitled to vote at the Annual Meeting of Stockholders of Knight-Swift Transportation Holdings Inc. to be held on May 18, 2021, at 8:30 A.M., Local Time at 20002 North 19th Avenue, Phoenix, Arizona 85027, or at any adjournment thereof, on all matters described in the Notice and Proxy Statement for the Annual Meeting as set forth on the reverse side. The stockholder acknowledges receipt of the Notice and Proxy Statement for the 2021 Annual Meeting of Stockholders, grants authority to each of said proxies, or their substitutes, to act in the absence of others, with all the powers which the stockholder would possess if personally present at such meeting, and ratifies and confirms all that said proxies, or their substitutes, may lawfully do in the stockholder's name, place, and stead. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF KNIGHT-SWIFT TRANSPORTATION HOLDINGS INC., AND THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE CLASS I NOMINEES NAMED IN PROPOSAL NO. 1, EACH CLASS I DIRECTOR TO SERVE A TERM OF TWO YEARS, "FOR" PROPOSALS NO. 2 AND 3, AND "AGAINST" PROPOSAL 4. IF NO CHOICE IS SPECIFIED BY YOU, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE CLASS I NOMINEES NAMED IN PROPOSAL NO. 1, EACH CLASS I DIRECTOR TO SERVE A TERM OF TWO YEARS, "FOR" PROPOSALS NO. 2 AND 3, AND "AGAINST" PROPOSAL 4. THE PROXIES, IN THEIR DISCRETION, ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY

COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF. SEE REVERSE SIDE TO BE SIGNED ON THE REVERSE SIDE SEE REVERSE SIDE